Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

dated as of June 26, 2002

by and among

GREKA ENERGY CORPORATION, as BORROWER

and

THE OTHER ENTITIES PARTY HERETO, as GUARANTORS

and

THE PURCHASERS PARTY HERETO

and

GUGGENHEIM INVESTMENT MANAGEMENT, LLC, as COLLATERAL AGENT

SECURITIES PURCHASE AGREEMENT

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SECURITIES PURCHASE AGREEMENT—(Continued)

SECURITIES PURCHASE AGREEMENT—(Continued)

SECURITIES PURCHASE AGREEMENT—(Continued)

SECURITIES PURCHASE AGREEMENT—(Continued)

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Schedules

Schedule	A	—	Purchasers and Allocations of Securities
Schedule	B	—	Credit Parties
Schedule	1	—	Oil and Gas Properties
Schedule	2	—	Mortgages
Schedule	5.1	—	Stock and Warrants
Schedule	5.5	—	Subsidiaries and Organization
Schedule	5.7	—	Financial Statements; Other Obligations
Schedule	5.8	—	Ownership and Properties
Schedule	5.9	—	Material Contracts and Indebtedness
Schedule	5.10	—	Environmental Protection
Schedule	5.12	—	Other Ventures
Schedule	5.13	—	Taxes
Schedule	5.14	—	Litigation
Schedule	5.16	—	Employment Agreements
Schedule	5.17	—	Patents, Trademarks, Etc.
Schedule	5.18	—	Material Adverse Effect
Schedule	5.19	—	ERISA
Schedule	5.22	—	Insurance
Schedule	5.25	—	Agreements with Affiliates
Schedule	6.1(b)	—	Monthly Flash Reports
Schedule	6.1(g)	—	Inventory
Schedule	6.2(a)	—	Indebtedness
Schedule	6.2(c)	—	Sales of Assets; Liquidation
Schedule	6.2(f)	—	Guarantees
Schedule	6.2(n)	—	Permitted Acquisitions
Schedule	6.2(o)	—	Affiliate Transactions
Schedule	6.2(t)	—	Crude run

Exhibits

Exhibit A-1			Form of Senior Note
Exhibit A-2			Form of Senior Subordinated Note
Exhibit B			Form of Warrant
Exhibit C			Form of Guaranty
Exhibit D			Form of Opinion of Credit Parties’ Counsel

Annexes

Annex A			Interest Rates
Annex B			Asphalt Plant Description
Annex C			Zaca Field Description
Annex D			Ernst & Young, LLP Obligations

EXECUTIVE COPY

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT, dated as of June 26, 2002, by and among Greka Energy Corporation, a Colorado corporation, as borrower (“Greka”), Greka Integrated, Inc., a Colorado corporation (“Greka Integrated”), and each of the entities listed as a guarantor on the signature pages hereto, as guarantors (Greka Integrated and each such entity, each a “Guarantor” and collectively, the “Guarantors”; each Guarantor individually, a “Credit Party” and collectively, the “Credit Parties”), and each of the entities listed as a purchaser on the signature pages hereto (individually, a “Purchaser” and, collectively, the “Purchasers”) and Guggenheim Investment Management, LLC, as collateral agent (the “Collateral Agent”).

W I T N E S S E T H :

WHEREAS, Greka has agreed to issue and sell to the Purchasers, and the Purchasers have agreed to purchase from Greka, upon the terms and conditions hereinafter provided, secured Senior Notes in the aggregate principal amount of $25,000,000 in the form of Exhibit A-1 hereto (collectively, the “Senior Notes”);

WHEREAS, Greka has agreed to issue and sell to certain Purchasers, and such Purchasers have agreed to purchase from Greka, upon the terms and conditions hereinafter provided, secured Senior Subordinated Notes in the aggregate principal amount of $5,000,000 in the form of Exhibit A-2 hereto (collectively, the “Senior Subordinated Notes”);

WHEREAS, Greka has agreed to issue to the Purchasers, upon the terms and conditions hereinafter provided, warrants to purchase Common Stock of Greka in the form of Exhibit B attached hereto (the “Warrants”); and

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, it is agreed as follows:

1.     DEFINITIONS

“Additional Documents” shall have the meaning set forth in Section 3.5.

“Additional Interest” shall mean (a) during the period commencing on the Closing Date and ending on the date 5 Business days after the receipt by the Purchasers of the financial statements required to be delivered by Section 6.1(b) for the first full fiscal quarter ending after the Closing Date, with respect to any Note, a per annum rate equal to the rate set forth on Annex A for such Note opposite the heading “Closing Date Rate” and (b) thereafter, as of any date of determination, with respect to any Note, a per annum rate equal to the rate set forth on Annex A for such Note opposite the then applicable Leverage Ratio (determined for the period ending on the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.1(b)).

Subsequent changes in the rate of Additional Interest resulting from a change in the Leverage Ratio shall become effective 5 Business Days after delivery by Greka to the Purchasers of new financial statements pursuant to Section 6.1(b). Notwithstanding anything to the contrary set forth in this Agreement (including the then effective Leverage Ratio), if Greka shall fail to deliver such financial statements within the time periods specified in Section 6.1(b), the rate of Additional Interest from and including the 46th day after the end of such fiscal quarter, to but not including the date Greka delivers to the Purchasers such financial statements shall conclusively equal the highest rate of Additional Interest applicable to the respective Notes on Annex A hereto.

“Affiliate” shall mean, with respect to any Person, (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 5% or more of the Stock having ordinary voting power in the election of directors of such Person, (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person, (iii) each of such Person’s officers, directors, joint venturers and partners, (iv) any trust or beneficiary of a trust of which such Person is the sole trustee or (v) any lineal descendants, ancestors, spouse or former spouses (as part of a marital dissolution) of such Person (or any trust for the benefit of such Person). For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Securities Purchase Agreement including all amendments, modifications and supplements hereto and any appendices, exhibits and schedules hereto or thereto, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

“Applicable Law” shall mean, in respect of any Person, all provisions of constitutions, statutes, rules, regulations and orders of governmental bodies or regulatory agencies applicable to such person, including, without limiting the foregoing, zoning ordinances and all Environmental Laws, and all orders, decisions, judgments and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

“Asphalt Plant” shall mean that certain real property commonly referred to as the Santa Maria Asphalt Refinery in Santa Barbara County, California, as more particularly described on Annex B hereto.

“Balance Sheet” shall have the meaning set forth in Section 5.7(a) hereof.

“Bank of Texas Debt” shall mean all principal of and premium, if any, and interest on, and all other amounts owing in respect of Indebtedness of Greka AM, Inc.

outstanding under the Bank of Texas Loan Agreement as of the Closing Date minus any principal payments made in respect thereof and in any event after the Closing Date not exceeding $8,000,000 in aggregate principal amount.

“Bank of Texas Loan Agreement” shall mean the Loan Agreement dated March 1, 2001 between Greka AM, Inc., Greka, as guarantor and the Bank of Texas, N.A., as amended.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, as in effect from time to time.

“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

“Capital Expenditures” shall mean all cash payments for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and which are required to be capitalized under GAAP.

“Capital Lease” shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as a capital lease on a balance sheet of such Person or otherwise be disclosed as a capital lease in a note to such balance sheet, other than, in the case of any Credit Party or a Subsidiary of any Credit Party, any such lease under which such Credit Party or such Subsidiary is the lessor.

“Capitalized Lease Obligation” shall mean, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease or otherwise be disclosed in a note to such balance sheet.

“Cash Equivalents” shall mean (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof; (ii) commercial paper maturing no more than one year from the date of creation thereof and at the time of their acquisition having the highest rating obtainable from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc.; and (iii) certificates of deposit, maturing not more than one year from the date of creation thereof, issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $200,000,000 and having a rating of “A” or better by a nationally recognized rating agency.

“Cash Interest” shall mean (a) during the period commencing on the Closing Date and ending on the date 5 Business days after the receipt by the Purchasers of the financial statements required to be delivered by Section 6.1(b) for the first full fiscal quarter ending after the Closing Date, with respect to any Note, a per annum rate equal to the rate set forth on Annex A for such Note opposite the heading “Closing Date Rate” and (b) thereafter, as of any date of determination, with respect to any Note, a per annum rate equal to the rate set forth on Annex A for such Note opposite the then applicable Leverage Ratio (determined for the period ending on the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.1(b)).

Subsequent changes in the rate of Cash Interest resulting from a change in the Leverage Ratio shall become effective 5 Business Days after delivery by Greka to the Purchasers of new financial statements pursuant to Section 6.1(b). Notwithstanding anything to the contrary set forth in this Agreement (including the then effective Leverage Ratio), if Greka shall fail to deliver such financial statements within the time periods specified in Section 6.1(b), the rate of Cash Interest from and including the 46th day after the end of such fiscal quarter, to but not including the date Greka delivers to the Purchasers such financial statements shall conclusively equal the highest rate of Cash Interest applicable to the respective Notes on Annex A hereto.

“Change of Control” shall mean any of the following: (a) any person or group of persons (within the meaning of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 30% or more of the issued and outstanding shares of Common Stock of Greka; (b) any Credit Party shall be a party to a merger or consolidation in which such Credit Party is not the survivor or in which such Credit Party’s stockholders immediately prior thereto own less than a majority of the outstanding voting stock of the survivor; (c) any Credit Party shall have sold, leased or otherwise transferred all or substantially all of its assets; or (d) Greka shall fail to have beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of all of the issued and outstanding shares of Common Stock of any Guarantor.

“Charges” shall mean all federal, state, county, city, municipal, local, foreign or other governmental (including, without limitation, PBGC) taxes at the time due and payable, levies, assessments, charges, liens, claims or encumbrances upon or relating to (i) any Credit Party’s or any of its Subsidiaries’ employees, payroll, income or gross receipts, (ii) any Credit Party’s or any of its Subsidiaries’ ownership or use of any of its assets, or (iii) any other aspect of any Credit Party’s or any of its Subsidiaries’ business.

“Closing” shall have the meaning set forth in Section 2.2 hereof.

“Closing Date” shall have the meaning set forth in Section 2.2 hereof.

“Closing Fee” shall mean a fee in an amount equal to 3.00% of the aggregate principal amount of the Notes purchased by the Purchasers at the Closing, payable by Greka to the Purchasers (on a pro rata basis).

“COBRA” shall have the meaning set forth in Section 5.19(m) hereof.

“Code” shall mean the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” shall mean, collectively, the First Priority Collateral and the Second Priority Collateral.

“Collateral Access Agreement” shall mean a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Inventory, in each case, in form and substance satisfactory to the Required Holders.

“Collateral Agent” shall have the meaning set forth in the first paragraph of this Agreement.

“Collateral Documents” shall mean the Guaranty, the Pledge Agreement and the Mortgages.

“Collections” shall mean all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds and tax refunds) of the Credit Parties.

“Common Stock” shall mean the common stock, no par value, of Greka.

“Compensation” shall mean, with respect to any Person, all payments and accruals commonly considered to be compensation, including, without limitation, all wages, salary, deferred payment arrangements, bonus payments and accruals, profit sharing arrangements, payments in respect of stock option or phantom stock option or similar arrangements, stock appreciation rights or similar rights, incentive payments, pension or employment benefit contributions or similar payments, made to or accrued for the account of such Person or otherwise for the direct or indirect benefit of such Person.

“Consolidated Net Interest Expense” shall mean, with respect to any Person for any period, gross interest expense of such Person and its Subsidiaries for such period determined in conformity with GAAP (including, without limitation, interest expense paid to Affiliates of such Person), less the sum of interest income and non-cash accretion expense and non-cash amortization for debt origination cost for such period, each determined on a consolidated basis and in accordance with GAAP for such Person and its Subsidiaries.

“Credit Party” shall have the meaning set forth in the first paragraph of this Agreement.

“Crude Run” shall mean, for any month, the number of average barrels of crude oil throughput at the Santa Maria refinery per calendar day during such month.

“Customer” shall mean and includes the account debtor with respect to any Receivable, the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with Greka or its Subsidiaries, pursuant to which Greka or its Subsidiaries is to deliver any personal property or perform any services.

“Default” shall mean any event which, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Dispute” shall mean any claim asserted for nonpayment of Receivables, including, without limitation, any alleged defense, counterclaim, offset, dispute or other claim (real or merely asserted) whether arising from or relating to the sale of goods or rendition of services or arising from or relating to any other transaction or occurrence.

“EBITDA” shall mean, with respect to any Person for any period, the result of (i) such Person’s and its Subsidiaries’ consolidated net earnings (or loss), minus (ii) the aggregate amount of all extraordinary gains of such Person and its Subsidiaries for such period, plus (iii) the aggregate amount of all extraordinary losses, non-cash and non-recurring expenses, interest expense, income taxes, and depreciation and amortization of such Person and its Subsidiaries for such period, as determined in accordance with GAAP.

“Environmental Actions” shall mean any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of any Credit Party or any predecessor in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Credit Party or any predecessor in interest.

“Environmental Complaint” shall have the meaning set forth in Section 6.1(j).

“Environmental Law” shall mean any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on Credit Parties, relating to the environment, natural resources, employee health and safety, or Hazardous Materials, including, but not limited to, the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42. U.S.C. § 6901 et seq; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C., § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49

U.S.C. § 1801 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. §651 et seq.; any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Liabilities and Costs” shall mean all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim, suit, action or demand by any person or entity, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law (including, without limitation, any thereof arising under any Environmental Law, permit, order or agreement with any Governmental Authority) and which relate to any health or safety condition regulated under any Environmental Law or in connection with any other environmental matter or spill or the presence of or Release of a Hazardous Material or threatened Release of any Hazardous Material.

“Environmental Lien” shall mean any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equipment” shall mean all of Credit Parties’ now owned or hereafter acquired right, title, and interest with respect to equipment, machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time and any regulations promulgated thereunder.

“ERISA Affiliate” shall mean, with respect to any Credit Party, any trade or business (whether or not incorporated) under common control with such Credit Party and which, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC, excluding the Purchasers and each other person which would not be an ERISA Affiliate if the Purchasers did not own any issued and outstanding shares of Stock of such Credit Party.

“Event of Default” shall have the meaning set forth in Section 8.1 hereof.

“Excess Cash Flow” shall mean, for any fiscal period, the result of (i) Greka and its Subsidiaries’ EBITDA less (ii) the cash portion of all Capital Expenditures made by Greka and its Subsidiaries during such period and permitted hereunder, less (iii) all payments of principal and interest actually made by Greka and its Subsidiaries in respect of any Indebtedness during such period, less (iv) all cash taxes actually paid by

Greka and its Subsidiaries during such period, less (without duplication) (v) all cash payments paid by Greka and its Subsidiaries under Capital Leases.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

“Facility” shall have the meaning set forth in Section 5.10(a) hereof.

“Fair Market Value” shall mean, with respect to any asset or property of a Person, the price which could be negotiated in an arm’s length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Financial Subordinated Debt” shall mean any Indebtedness of Santa Maria permitted to be incurred hereunder which is subordinated to the Obligations with respect to the Senior Notes and the Senior Subordinated Notes upon terms and conditions satisfactory to the Required Holders in their sole discretion.

“First Priority Collateral” shall mean all of each Credit Party’s now or hereafter acquired right, title, and interest in and to each of the following (but excluding the Second Priority Collateral):

(a)  Receivables,

(b)  Inventory,

(c)  Deposit Accounts,

(d)  Documents,

(e)  General Intangibles,

(f)  Instruments,

(g)  Investment Property,

(h)  Chattel Paper,

(i)  Oil and Gas Properties,

(j)  Equipment,

(k)  all goods and personal property of such Credit Party, whether tangible or intangible and wherever located,

(l)  all books and records pertaining to the property described in this definition of “First Priority Collateral”, and

(m)  the proceeds and products, whether tangible or intangible of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof. All capitalized terms used in this definition and not defined in this Agreement shall have the respective meanings assigned to such terms in the Code.

“Fiscal Year” shall mean the twelve month period ending December 31. Subsequent changes of the fiscal year of any Credit Party shall not change the term “Fiscal Year” unless the Required Holders shall consent in writing to such changes.

“Fixed Charge Coverage Ratio” shall mean, for any period, the ratio of (i) Santa Maria’s EBITDA for such period, to (ii) the sum of (A) all principal of Indebtedness of Santa Maria scheduled to be paid or prepaid during such period (not including prepayments of revolving advances under the GMAC Loan Agreement unless such prepayments are accompanied by a reduction of the revolving commitment thereunder and not including the final scheduled payment of the GMAC Debt or the Obligations at the Maturity Date), plus (B) Consolidated Net Interest Expense of Santa Maria for such period, plus (C) all amounts paid or payable by Santa Maria on Capitalized Lease Obligations having a scheduled due date during such period plus (D) all cash amounts paid in respect of Capital Expenditures of Santa Maria during such period.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time, except that for purposes of the financial covenants contained in Section 6.2(t) hereof, GAAP shall be as in effect on the date of the most recent Financials and shall be applied in a manner consistent therewith.

“General Intangibles” shall mean all of the Credit Parties’ now owned or hereafter acquired right, title, and interest with respect to “general intangibles” as that term is defined in the Code (including payment intangibles, contract rights, rights to payment, proprietary rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing arrangements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, money, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), and any and all supporting obligations in respect thereof.

“GMAC Debt” shall mean all principal of and premium, if any, and interest on, and all other amounts owing in respect of Indebtedness Greka and certain Guarantors outstanding under the GMAC Loan Agreement not exceeding $10,000,000 in aggregate principal amount.

“GMAC Loan Agreement” shall mean that certain First Amended and Restated Loan and Security Agreement dated as of November 30, 1999 by and among certain Guarantors and GMAC Commercial Credit LLC, as amended.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Greka” shall have the meaning set forth in the first paragraph of this Agreement.

“Guaranteed Indebtedness” shall mean, as to any Person, any obligation of such Person guaranteeing any Indebtedness, lease, dividend, or other obligation (“primary obligations”) of any other Person (the “primary obligor”) in any manner including, without limitation, any obligation or arrangement of such Person (a) to purchase or repurchase any such primary obligation, (b) to advance or supply funds            (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) to indemnify the owner of such primary obligation against loss in respect thereof.

“Guarantor” shall have the meaning set forth in the first paragraph of this Agreement.

“Guaranty” shall mean that certain Guaranty, dated as of the Closing Date, executed by the Guarantors in favor of the Collateral Agent, for the benefit of the Purchasers, in the form of Exhibit C attached hereto.

“Hazardous Discharge” shall have the meaning set forth in Section 6.1(j).

“Hazardous Material” shall mean any substance, material or waste, whether solid, liquid or gaseous, that is classified, characterized or otherwise regulated as hazardous, toxic, pollutant, contaminant or words of similar meaning or effect under the Environmental Laws and shall include without limitation any asbestos, polychlorinated biphenyls, radioactive substances, methane, petroleum and petroleum products or wastes.

“Indebtedness” of any Person shall mean (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured, but not including obligations to trade creditors incurred in the ordinary course of business), (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreements with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all Capital Lease Obligations, (v) all Guaranteed Indebtedness, (vi) all Indebtedness referred to in clause (i), (ii), (iii), (iv) or (v) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (vii) all liabilities under Title IV of ERISA, and (viii) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), or pursuant to any sale-leaseback transaction.

“Interest Coverage Ratio” shall mean, for any period, the ratio of Greka and its Subsidiaries’ EBITDA during such period to the Consolidated Net Interest Expense of Greka and its Subsidiaries during such period.

“Interest Payment Date” shall have the meaning assigned to such term in Section 2.9(a) hereof.

“Inventory” shall mean all Credit Parties’ now owned or hereafter acquired right, title, and interest with respect to inventory, including goods held for sale or lease or to be furnished under a contract of service, goods that are leased by a Credit Party as lessor, goods that are furnished by a Credit Party under a contract of service, and raw materials, work in process, or materials used or consumed in a Credit Party’s business.

“Investment” shall mean, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts arising from the sale of goods or rendition of services in the ordinary course of business consistent with past practice), purchases or other acquisitions for consideration of Indebtedness or Stock, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“IRC” shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

“IRS” shall mean the Internal Revenue Service, or any successor thereto.

“KSI Funding Loan Agreement” shall mean the Loan and Security Agreement dated April 2, 2002 between Greka AM, Inc. and KSI Funding, Inc.

“Leverage Ratio” shall mean, with respect to any Person for any period, the ratio of (a) all Indebtedness of such Person and its Subsidiaries, on a consolidated basis, as of the last day of such period to (b) EBITDA of such Person and its Subsidiaries, on a consolidated basis, for such period.

“Lien” shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest as to assets owned by the relevant Person under the Uniform Commercial Code or comparable law of any jurisdiction).

“Loan Documents” shall mean this Agreement, the Notes, the Collateral Documents and all other agreements, instruments, documents and certificates, including, without limitation, pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, and delivered to the Collateral Agent or the Purchasers in connection with this Agreement or the transactions contemplated hereby, other than the Warrants.

“Material Adverse Effect” shall mean a material adverse effect on (i) the business, assets, operations, prospects or financial or other condition of the Credit Parties and their Subsidiaries, taken as a whole, or (ii) Greka’s or the Credit Parties’, taken as a whole, ability to pay the Obligations in accordance with the terms hereof and the other Loan Documents.

“Material Contracts” shall mean (i) all of each Credit Party’s and its Subsidiaries’ contracts, agreements, leases or other instruments to which such Credit Party or its Subsidiaries is a party or by which such Credit Party, its Subsidiaries or their properties are bound, which involve annual payments by or to such Credit Party or its Subsidiaries of more than $1,000,000 or which are filed as exhibits to any filing with the SEC, (ii) all of each Credit Party’s and its Subsidiaries’ loan agreements, credit agreements, indentures, mortgages, deeds of trust, pledge and security agreements, factoring agreements, conditional sales contracts, letters of credit or other debt instruments involving principal amounts of more than $1,000,000, (iii) all material operating or capital leases for equipment which involve annual payments by or to such Credit Party or its Subsidiaries of more than $1,000,000 to which any Credit Party or any of its Subsidiaries is a party, (iv) all non-competition and similar agreements to which any Credit Party or any of its Subsidiaries is a party, (v) all contracts for the employment of any officer or employee, (vi) all consulting agreements, (vii) any guarantees by any Credit Party or any of its Subsidiaries, (viii) all distributor and sales agency agreements and (ix) all other material contracts not made in the ordinary course of business.

“Maturity Date” shall mean June 26, 2004.

“Maximum Lawful Rate” shall have the meaning set forth in Section 2.9(d) hereof.

“Mortgages” shall mean, collectively, the mortgages in favor of the Collateral Agent dated as of the Closing Date for the properties described on Schedule 2.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Credit Party, any of its Subsidiaries or any ERISA Affiliate is making, is obligated to make, has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Notes” shall mean, collectively, the Senior Notes and the Senior Subordinated Notes.

“Obligations” shall mean all amounts owing by the Credit Parties to the Purchasers (and any of their respective assignees) pursuant to any of the Loan Documents, including all principal, interest, fees, expenses, attorneys’ fees and any other sum payable by the Credit Parties under any of the Loan Documents.

“Oil and Gas Properties” shall mean all of the Credit Parties’ oil and natural gas or other reserves and oil and gas rights located on or under or in any manner related to the premises described in Schedule 1 hereto (including without limitation any such reserves or rights acquired pursuant to the Vintage Acquisition Agreement) and any other oil and natural gas or other reserves and oil and gas rights hereafter acquired by any Credit Party.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” shall have the meaning set forth in Section 5.19(a) hereof.

“Permitted Acquisitions” shall mean the acquisitions of one or more of the oil and gas properties listed on Schedule 6.2(n) hereto.

“Permitted Indebtedness” shall mean, with respect to any Credit Party, (i) taxes or assessments or other governmental charges or levies, either not yet due and payable or to the extent that nonpayment thereof is permitted by the terms of this Agreement or would not have a Material Adverse Effect; (ii) obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation; (iii) bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Credit Party or any of its Subsidiaries is a party as lessee made in the ordinary course of business; (iv) public or statutory obligations of any Credit Party or any of its Subsidiaries; (v) all deferred taxes; (vi) trade payables in the ordinary course of business; and (vii) all unfunded pension fund and other employee benefit plan obligations and liabilities but only to the extent permitted to remain unfunded under applicable law.

“Permitted Liens” shall mean (a) Liens in favor of the Senior Purchasers, (b) Liens in favor of the Subordinated Purchasers, (c) Liens existing on the date hereof in and to the Second Priority Collateral and securing the GMAC Debt, (d) Liens in favor of Vintage Petroleum California, Inc. existing on the date hereof in and to the Asphalt Plant and Zaca Field, (e) Liens for unpaid taxes that either (i) are not yet delinquent, (ii) would not have a Material Adverse Effect, or (iii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (f) Liens set forth on Schedule 5.8, (g) the interests of lessors under operating leases, (h) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (i) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of Credit Parties’ business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (j) Liens arising from deposits made in connection with obtaining worker’s compensation or other unemployment insurance, social security and other similar laws (k) Liens or deposits to secure performance of bids, tenders, or leases incurred in the ordinary course of Credit Parties’ business and not in connection with the borrowing of money, (l) Liens granted as security for surety, performance or appeal bonds in connection with obtaining such bonds in the ordinary course of Credit Parties’ business, (m) Liens resulting from any judgment or award that is not an Event of Default hereunder, and (n) with respect to any real property, easements, exceptions, reservations, encroachments, restrictions, rights of way, zoning restrictions and other similar title policy exceptions or encumbrances that do not materially interfere with or impair the use or operation thereof by Credit Parties.

“Permitted Protest” shall mean the right of the applicable Credit Party to protest any Lien (other than any such Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by the applicable Credit Party in good faith, and (c) the Required Holders are satisfied in their reasonable discretion that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Purchasers’ Liens.

“Permitted Purchase Money Indebtedness” shall mean, as of any date of determination, Purchase Money Indebtedness in an aggregate amount outstanding at any one time not in excess of $3,000,000.

“Person” shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

“Plan” shall have the meaning set forth in Section 5.19(a) hereof.

“Pledge Agreement” shall mean the Pledge Agreement, dated as of the date hereof, executed by Greka, Greka Integrated and Saba Petroleum Company in favor of the Collateral Agent, for the benefit of the Purchasers, pledging such Persons’ equity interests in the other Credit Parties.

“Purchase Money Indebtedness” shall mean Indebtedness (other than the Obligations, the GMAC Debt and the Indebtedness under the Vintage Note, but including Capitalized Lease Obligations), incurred at the time of, or within 60 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Purchaser” shall have the meaning set forth in the first paragraph of this Agreement and shall include any permitted assignee of a Note in accordance with Section 12.1 hereof.

“Receivables” shall mean all of Credit Parties’ now owned or hereafter acquired accounts and contract rights, instruments, insurance proceeds, documents, chattel paper, letters of credit and Credit Parties’ rights to receive payment thereunder, any and all rights to the payment or receipt of money or other forms of consideration of any kind at any time now or hereafter owing or to be owing to Credit Parties, all proceeds thereof and all files in which Credit Parties has any interest whatsoever containing information identifying or pertaining to any of Credit Parties’ Receivables, together with all of Credit Parties’ rights to any merchandise which is represented thereby, and all Credit Parties’ rights, title, security and guaranties with respect to each Receivable, including, without limitation, all rights of stoppage in transit, replevin and reclamation and all rights as an unpaid vendor.

“Release” shall mean, with respect to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Hazardous Material into the environment or into or out of any property owned by such Person, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Remedial Action” shall mean all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions authorized by 42 U.S.C. § 9601.

“Required Holders” shall mean Persons who hold at least a majority of the outstanding principal amount of the Notes.

“Retained Goods” shall have the meaning set forth in Section 3.3(e) hereof.

“Retiree Welfare Plan” shall refer to any Welfare Plan providing for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

“Sanction/Embargo Programs” shall mean economic and other sanctions and embargo program restrictions promulgated by the government of the United States of America or any office or agency thereof including but not limited to the President and the Office of Foreign Assets Control of the Treasury Department, or either of them.

“Santa Maria” shall mean Santa Maria Refining Company.

“SEC” shall mean the U.S. Securities and Exchange Commission, or any successor thereto.

“Second Priority Collateral” shall mean, collectively, all of Santa Maria’s now or hereafter acquired right, title, and interest in and to each of the following:

(a)  Inventory;

(b)  Receivables;

(c)  General Intangibles as they relate to Inventory and Receivables;

(d)  all of its books, records, ledgercards, files, correspondence, computer programs, tapes, disks and related data processing software (owned by it or in which it has an interest) which at any time evidence or contain information relating to (a), (b) and (c) above or are otherwise necessary or helpful in the collection thereof or realization thereupon;

(e)  all of its documents of title, policies and certificates of insurance, securities, chattel paper, other documents or instruments evidencing or pertaining to (a), (b) and (c) above; and

(f)  all products and proceeds of (a), (b), (c), (d) and (e) above (including, but not limited to, all claims to items referred to in (a), (b), (c), (d) and (e) above) and all claims of Santa Maria against third parties for (x) (i) loss of, damage to, or destruction of, and (ii) payments due or to become due under leases, rentals and hires of, any or all of (a), (b), (c), (d) and (e) above and (y) proceeds payable under, or unearned premiums with respect to, policies of insurance in whatever form.

“Securities” shall mean, collectively, the Notes and the Warrants.

“Securities Act” shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

“Senior Notes” shall have the meaning set forth in the Recitals.

“Senior Purchasers” shall mean, collectively, all the Purchasers who hold Senior Notes.

“Senior Subordinated Notes” shall have the meaning set forth in the Recitals.

“Settlement Date” shall mean two (2) Business Days after the day on which the applicable Receivable is actually collected.

“Solvent” shall mean, with respect to any Person, that the value of the assets of such Person (both at fair value and present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature and does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stock” shall mean all shares, options, warrants, general or limited partnership interests, limited liability company membership interest, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including, without limitation, common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subordinated Purchasers” shall mean, collectively, all the Purchasers who hold Senior Subordinated Notes.

“Subsidiary” shall mean, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, and (b) any partnership or other entity in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

“Tangible Net Worth” shall mean, as at a particular date, (a) the aggregate amount of all tangible assets of Santa Maria as may be properly classified as such in accordance with GAAP consistently applied excluding such other assets as are properly classified as intangible assets under GAAP, less (b) the aggregate amount of all liabilities of Santa Maria.

“Tangible Net Worth Ratio” shall mean, as of any date, the ratio of (a) the Total Liabilities as of such date to (b) the sum of (i) Tangible Net Worth as of such date and (ii) Financial Subordinated Debt as of such date.

“Taxes” shall have the meaning set forth in Section 2.14(a) hereof.

“Total Debt” shall mean, as of any date, the GMAC Debt, the Bank of Texas Debt, the Indebtedness under the KSI Funding Loan Agreement and the Vintage Note, the Indebtedness evidenced by the Notes and the Indebtedness described on Schedule 6.2(a).

“Total Liabilities” shall mean, at any date, all obligations of Santa Maria which in conformity with GAAP would be included in determining total liabilities as shown on the liabilities side of a balance sheet of Santa Maria at such date, and in any event includes all Indebtedness of Santa Maria at such date, whether or not the same would be so shown.

“Transaction Documents” shall mean this Agreement, the Notes, the Collateral Documents and the Warrants.

“Vintage Note” shall mean that certain Promissory Note in an aggregate principal amount not exceeding $6 million, dated as of the date hereof, executed by Greka SMV, Inc. and payable to Vintage Petroleum California, Inc. and in form and substance satisfactory to the Purchasers.

“Vintage Acquisition Agreement” shall mean the Asset Sale Agreement, dated as of May 31, 2001, between Vintage Petroleum California, Inc. and Greka SMV, Inc.

“Warrants” shall have the meaning set forth in the Recitals.

“Welfare Plan” shall mean any welfare plan, as defined in Section 3(1) of ERISA, which is maintained or contributed to by any Credit Party, any of its Subsidiaries or any ERISA Affiliate.

“Withdrawal Liability” shall mean, at any time, the aggregate amount of the liabilities, if any, pursuant to Section 4201 of ERISA, and any increase in contributions pursuant to Section 4243 of ERISA with respect to all Multiemployer Plans.

“Zaca Field” shall mean that certain real property commonly referred to as the Zaca Field in Santa Barbara County, California, as more particularly described on Annex C hereto.

References to this “Agreement” shall mean this Securities Purchase Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied. That certain terms or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules hereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

2.     PURCHASE OF SECURITIES

2.1.   Purchase of Securities.    (a)  Subject to the terms and conditions set forth in this Agreement, the Purchasers agree, severally and not jointly, to purchase from Greka, and Greka agrees to issue and sell to each such Purchaser, on the Closing Date, the Senior Notes to be issued by Greka set forth opposite each such Purchaser’s name on Schedule A on the signature pages hereto. The aggregate principal amount of the Senior Notes to be purchased on the Closing Date, and the aggregate purchase price therefor, shall be $25,000,000.

(b)  Subject to the terms and conditions set forth in this Agreement, certain Purchasers agree, severally and not jointly, to purchase from Greka, and Greka agrees to issue and sell to each such Purchaser, on the Closing Date, the Senior Subordinated Notes to be issued by Greka set forth opposite each such Purchaser’s name on Schedule A hereto. The aggregate principal amount of the Senior Subordinated Notes to be purchased on the Closing Date, and the aggregate purchase price therefor, shall be $5,000,000.

(c)  Subject to the terms and conditions set forth in this Agreement, the Purchasers agree, severally and not jointly, to purchase from Greka, and Greka agrees to issue to each Purchaser, on the Closing Date, Warrants to be issued by Greka set forth opposite each such Purchaser’s name on Schedule A hereto, for an aggregate number of shares of Common Stock equal to the number specified on Schedule A hereto. Each

Purchaser hereby agrees to comply with provisions in the Warrants issued to it that are applicable to it.

(d)  Subject to the terms and conditions set forth in this Agreement, Greka agrees to issue to the Collateral Agent, on the Closing Date, Warrants to be issued by Greka as set forth on Schedule A hereto.

2.2   Closings.    The closing of the purchase and sale of the Securities (the “Closing”) shall take place on June 26, 2002 or such date and time as shall be mutually agreed to by the parties hereto (the “Closing Date”) at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York, or such other place as shall be mutually agreed to by the parties hereto. On the Closing Date, Greka will deliver to each Purchaser (i) a Senior Note and, if such Purchaser is purchasing Senior Subordinated Notes, a Senior Subordinated Note, each payable to such Purchaser against delivery by such Purchaser of the applicable purchase price therefor (as set forth on Schedule A hereto), by wire transfer of funds in such amount to the account of Greka, (ii) a Warrant exercisable for the applicable number of shares of Common Stock (as set forth on Schedule A hereto), and (iii) such Purchaser’s pro rata share of the Closing Fee (based on such Purchaser’s pro rata share of the Notes purchased at the Closing). On the Closing Date, Greka will deliver to the Collateral Agent a Warrant exercisable for the applicable number of shares of Common Stock (as set forth on Schedule A hereto).

2.3   Optional Prepayment.    Greka shall have the right, on 10 days prior notice to the Purchasers, to voluntarily prepay all or any portion (in multiples of not less than $500,000 or the amount outstanding on the Senior Notes or the Subordinated Notes, as applicable and on a pro rata basis among each of the Senior Notes and Senior Subordinated Notes, as applicable) of the Senior Notes or the Senior Subordinated Notes, without premium or penalty. Each prepayment shall be accompanied by the payment of accrued and unpaid Additional Interest on the amount being prepaid with respect to the applicable Note and all accrued and unpaid Cash Interest with respect to the applicable Note, each through the date of payment; provided, however, that the Senior Subordinated Notes may not be prepaid so long as any Senior Note remains outstanding.

2.4   Excess Cash Flow.    Greka shall make, on a quarterly basis within 50 days of the end of the fiscal quarter ending June 30, 2002, and each fiscal quarter thereafter, a mandatory prepayment in respect of the Senior Notes (on a pro rata basis among each of the Senior Notes) in an amount equal to the percentage of the Excess Cash Flow for such fiscal quarter equal to the percentage below corresponding to the applicable Leverage Ratio for Greka and its Subsidiaries for such fiscal quarter:

Leverage Ratio	%
4:1 or greater	100%
> 3:1 and < 4:1	50%
3:1 or less	0%

No mandatory prepayment shall be required under this Section 2.4 if the prepayment amount calculated pursuant to this Section 2.4 is less than $100,000.

2.5   Annual Fees.    (a)  If any Obligations are outstanding with respect to the Senior Notes or the Senior Subordinated Notes on the first anniversary of the Closing Date, Greka shall, on such anniversary date, pay to the Purchasers holding Senior Notes or the Purchasers holding Senior Subordinated Notes, as applicable, a maintenance fee in an amount equal to the product of (a) .015 times (b) the original aggregate principal amount of the Senior Notes or the Senior Subordinated Notes, as the case may be, purchased on the Closing Date.

(b)  If any amounts are outstanding under the Bank of Texas Loan Agreement or the KSI Funding Loan Agreement on the first anniversary of the Closing Date, Greka shall, on such anniversary date, pay to the Purchasers a fee in an amount equal to the product of (a) .01 times (b) the then outstanding aggregate principal amount of the Notes.

2.6   Collateral Monitoring Fee.    So long as any Obligations are outstanding, Greka shall, on the first day of each calendar month, pay to the Collateral Agent a collateral monitoring fee of $10,000 for such month.

2.7   Repayment of Notes.    Greka promises to repay the entire unpaid principal amount of, and any unpaid and accrued Cash Interest and Additional Interest on, the Notes on the Maturity Date.

2.8   Use of Proceeds.    The proceeds of the purchase price hereunder at the Closing shall be used solely to (i) repay all of the outstanding term Indebtedness under the GMAC Loan Agreement, (ii) pay a portion of the purchase price for certain assets to be acquired from Vintage Petroleum California, Inc. in accordance with the Vintage Acquisition Agreement, (iii) pay related transaction costs and fees and (iv) for working capital needs of the Credit Parties.

2.9   Interest on Notes.    (a) Greka shall pay Cash Interest on the Notes to each Purchaser, monthly in arrears on the first day of each calendar month commencing on August 1, 2002 through the date of repayment in full (each, an “Interest Payment Date”), on such Purchaser’s ratable share of the aggregate principal amount of the Notes. The unpaid principal balance of the Notes shall also bear Additional Interest, which shall be compounded on each Interest Payment Date and shall be payable in cash on the earlier of (i) any prepayment of the Notes (as to the Notes and the amount prepaid), other than pursuant to Section 2.4, and (ii) the Maturity Date.

(b)  If any payment on any Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate for such Note during such extension.

(c)  So long as any Event of Default shall be continuing, the rate of Cash Interest applicable to the Notes shall each be increased by 2% per annum above the rate of Cash Interest otherwise applicable to the Notes.

(d)  Notwithstanding anything to the contrary set forth in this Section 2.9, if at any time until payment in full of the Notes, the interest rate payable on any Notes exceeds the highest rate of interest permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the “Maximum Lawful Rate”), then in such event and so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable on such Notes shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the interest rate payable on such Notes is less than the Maximum Lawful Rate, Greka shall continue to pay interest thereunder at the Maximum Lawful Rate until such time as the total interest received by the Purchasers is equal to the total interest which they would have received had the interest rate on such Notes been (but for the operation of this paragraph) the applicable interest rate payable since the Closing Date. Thereafter, the interest rate payable on such Notes shall be the applicable interest rate pursuant to clauses (a) through (c) above unless and until such rate again exceeds the Maximum Lawful Rate, in which event this paragraph shall again apply. In no event shall the total interest received by any Purchaser for any Notes pursuant to the terms hereof exceed the amount which it could lawfully have received for such Notes had the interest due hereunder for such Notes been calculated for the full term thereof at the Maximum Lawful Rate. In the event the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. In the event that a court of competent jurisdiction, notwithstanding the provisions of this Section 2.9(d), shall make a final determination that a Purchaser has received interest hereunder or under any of the Loan Documents in excess of the Maximum Lawful Rate, such Purchaser shall, to the extent permitted by applicable law, promptly apply such excess first to any Cash Interest due or accrued and not yet paid under the Notes, then to any Additional Interest due or accrued and not yet paid under the Notes, then to the outstanding principal of the Notes, then to other unpaid Obligations and thereafter shall refund any excess to Greka or as a court of competent jurisdiction may otherwise order.

2.10   Receipt of Payments.    Greka shall make each payment under the Notes not later than 5:00 P.M. (New York City time) on the day when due in lawful money of the United States of America in immediately available funds to each Purchaser’s respective depository bank in the United States as designated by such Purchaser from time to time for deposit in such Purchaser’s depositary account. For purposes only of computing interest under the Notes, all payments shall be applied by each Purchaser to the Notes on the day payment has been credited by such Purchaser’s depository bank to such Purchaser’s account in immediately available funds.

2.11   Application of Payments.    Subject to Section 9, all payments hereunder shall be applied in the following order: (i) then due and payable or accrued Cash Interest payments on the Notes; (ii) then due and payable fees and expenses;

(iii) then due and payable or accrued Additional Interest payments on the Notes; (iv) then outstanding principal of the Notes; (v) then other unpaid Obligations; provided, however, that payments pursuant to Section 2.4 shall be applied only to the Senior Notes, in the same order as described above; provided, further, however, that Section 6.2(c) shall govern the application of proceeds of the sale or other disposition of the Asphalt Plant, and any other proceeds of Collateral shall first be applied to the Obligations with respect to the Senior Notes and then to the Obligations with respect to the Senior Subordinated Notes.

2.12   Sharing of Payments.    If any holder of the Notes or a portion thereof shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Notes held by it in excess of its ratable share of payments on account of the Notes, held by all holders thereof, such holder shall forthwith purchase from each other holder of Notes, as applicable, such participations in the Note held by it as shall be necessary to cause such purchasing holder to share the excess payment ratably with each other holder of Notes; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing holder, such purchase shall be rescinded and such holder shall repay to the purchasing holder the purchase price to the extent of such recovery together with an amount equal to such holder’s ratable share (according to the proportion of (i) the amount of such holder’s required repayment to (ii) the total amount so recovered from the purchasing holder) of any interest or other amount paid or payable by the purchasing holder in respect of the total amount so recovered. Greka agrees that any holder so purchasing a participation from another holder pursuant to this Section 2.12 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such holder were the direct creditor of Greka in the amount of such participation. Greka further agrees to make all payments on the Notes to all holders thereof on a pro rata basis, based on the principal amount of the Notes held by each.

2.13   Access.    Each of (i) the Collateral Agent, any of its officers, employees and/or agents and (ii) one representative designated by the Purchasers which are not Affiliates of the Collateral Agent shall have the right, exercisable no more than once per fiscal quarter upon 30 days notice to Greka (except that during the continuance of an Event of Default, no such limit on the number of visits shall apply and only 48 hours notice shall be required with respect to visits of administrative offices and only 7 days notice shall be required with respect to visits of operational sites) during normal business hours to visit and inspect the properties and facilities of Greka and its Subsidiaries, including, without limitation, the Collateral, and to inspect, audit and make extracts from all of Greka and its Subsidiaries’ records, files, corporate books and books of account and to discuss the affairs, finances and accounts of Greka and its Subsidiaries with the principal officers of the respective Person. In addition, Ernst & Young, LLP and any of its officers, employees and/or agents (or any other Person engaged by the Collateral Agent to perform the obligations described on Annex C hereto) shall have the right, exercisable during normal business hours, to inspect, audit and make extracts from all of Greka and its Subsidiaries’ records, files, corporate books and books of account and to discuss the affairs, finances and accounts of Greka and its Subsidiaries with the principal officers of the respective Person, and to perform all the actions described on Annex B hereto. The Collateral Agent and each other Person granted rights pursuant to this Section agree to be escorted by a Greka employee while on Greka’s premises. Greka shall deliver any document or instrument reasonably necessary for the Collateral Agent or any other Person granted rights pursuant to this Section, as such Person may request, to obtain records from any service bureau maintaining records for Greka and its Subsidiaries. Greka shall instruct its and its Subsidiaries’ banking and other financial institutions to make available to the Collateral Agent and each other Person granted rights pursuant to this Section such information and records as such Person may reasonably request. All reasonable expenses incurred by the Collateral Agent or its agents or the designee described in clause (ii) above in exercising its respective rights pursuant to this Section 2.13 shall be paid by Greka. Any Person exercising the rights pursuant to this Section 2.13 shall be subject to the confidentiality obligation set forth in Section 12.15.

2.14   Taxes.    (a) Any and all payments by Greka hereunder or under the Notes shall be made, in accordance with this Section 2.14, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of the respective Purchaser, by the jurisdiction under the laws of which such Purchaser is organized or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If Greka shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Notes to any Purchaser, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Purchaser receives an amount equal to the sum it would have received had no such deductions been made, (ii) Greka shall make such deductions, and (iii) Greka shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law.

(b)  In addition, Greka agrees to pay any present or future stamp or documentary taxes or any other sales, transfer, exercise, mortgage recording or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, sale, transfer, delivery or registration of, or otherwise with respect to, any of the Transaction Documents (hereinafter referred to as “Other Taxes”).

(c)  Greka shall indemnify each Purchaser for the full amount of Taxes or Other Taxes (including without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.14) paid by such Purchaser and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Purchaser makes written demand therefor.

(d)  Within 30 days after the date of any payment of Taxes, Greka shall furnish to each Purchaser the original or a certified copy of a receipt evidencing payment thereof.

(c)  Without prejudice to the survival of any other agreement of any Credit Party hereunder, the agreements and obligations of Greka contained in this Section 2.14 shall survive the payment in full of the Notes.

2.15   Original Issue Discount.    The Credit Parties and the Purchasers acquiring the Warrants hereby acknowledge and agree that the Warrants are part of an investment unit within the meaning of Section 1273(c)(2) of the IRC, which includes the Notes being purchased by such Purchasers. Notwithstanding anything to the contrary contained herein, the Credit Parties and such Purchasers hereby further acknowledge and agree that for United States federal, state and local income tax purposes the “issue price” of the Warrants, the Senior Notes and the Senior Subordinated Notes under Section 1273(b) of the IRC shall equal $900,000, $24,250,000 and $4,850,000, respectively. The Credit Parties and such Purchasers agree to use the foregoing issue prices for all income tax purposes with respect to this transaction.

3.     CREATION OF SECURITY INTEREST

3.1   Security Interest.    To secure the prompt payment to the Purchasers of the Obligations, each Credit Party hereby assigns, pledges and grants to the Collateral Agent, for the benefit of the Purchasers, a continuing security interest in and to the Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located (whether or not the same is subject to Article 9 of the Code). All of the Credit Parties’ ledger sheets, files, records, books of account, business papers and documents relating to the Collateral shall, until delivered to or removed by the Collateral Agent, be kept by the Credit Parties in trust for the Collateral Agent until all Obligations have been paid in full. Each confirmatory assignment schedule or other form of assignment hereafter executed by any Credit Party shall be deemed to include the foregoing grant, whether or not the same appears therein.

3.2   Representations Concerning the Collateral.    The Credit Parties represent and warrant:

(a)  all Receivables (i) represent complete bona fide transactions which require no further act under any circumstances on any Credit Party’s part to make such Receivables payable by the respective Customers, (ii) to the best of the Credit Parties’ knowledge, are not subject to any present, future or contingent Disputes; and (iii) do not represent bill and hold sales, consignment sales, guaranteed sales, sale or return or other similar understandings or obligations of any Affiliate or Subsidiary of any Credit Party;

(b)  the Credit Parties have no knowledge of any fact or circumstance not disclosed to the Purchasers which would impair the validity or collectibility of any

Receivable other than Receivables not exceeding $500,000 in aggregate amount and that all documents in connection with each Receivable are genuine; and

(c)  in the event any amounts due and owing from any Customer to any Credit Party on any Receivable shall become subject to any Dispute, or to any other adjustment, such Credit Party agrees that it shall promptly provide the Collateral Agent with notice thereof. The Credit Parties further agree that they shall also notify the Collateral Agent promptly of all returns and credits in respect of any Receivables, which notice shall specify the Receivables affected.

3.3   Covenants Concerning the Collateral.    The Credit Parties covenant that they shall:

(a)  place notations upon their respective books of account and any financial statement prepared by them to disclose the Collateral Agent’s security interest in the Collateral;

(b)  defend the Collateral against the claims and demands of all parties;

(c)  not extend the payment terms of any Receivable without prompt notice thereof to the Collateral Agent;

(d)  perform all other steps reasonably requested by the Collateral Agent to create and maintain in the Collateral Agent’s favor, for the benefit of the Purchasers, a valid perfected security interest in all Collateral in accordance with the priorities set forth in Section 3.9 hereof; and

(e)  promptly provide the Collateral Agent with duplicate originals of all credits which any Credit Party issues to its Customers with respect to any Receivable and immediately notify the Collateral Agent of any merchandise returns or Disputes with respect to any Receivable. The Credit Parties shall settle all Disputes at no cost or expense to the Collateral Agent. Should the Collateral Agent so elect, upon the occurrence of any Event of Default, the Collateral Agent may at any time in its discretion: (i) withdraw any Credit Party’s authority to issue credits to its Customers with respect to any Receivable without the Collateral Agent’s prior written consent; (ii) litigate Disputes with respect to any Receivable or settle them directly with Customers on terms acceptable to the Collateral Agent; or (iii) direct any Credit Party to set aside and identify as the Collateral Agent’s property any returned or repossessed merchandise or other goods which by sale resulted in Receivables theretofore assigned to the Collateral Agent (“Retained Goods”). All Retained Goods (and the proceeds thereof) shall be (A) held by the Credit Parties in trust for the Collateral Agent, (B) subject to the Collateral Agent’s security interest hereunder, and (C) disposed of only in accordance with the Collateral Agent’s express written instructions.

3.4   Collection and Maintenance of Collateral and Records.    The Collateral Agent may at any time verify the Receivables utilizing an audit control company or any other agent of the Collateral Agent. The Collateral Agent or the Collateral Agent’s designee may notify Customers, at any time after a Default or Event of Default, at the Collateral Agent’s sole discretion, of the Collateral Agent’s security interest in Receivables, collect them directly and charge the collection costs and expenses to Greka, but, if requested by the Collateral Agent, the Credit Parties shall instruct all of their Customers to make payments on account of Receivables to an account under the Collateral Agent’s dominion and control at such bank as the Collateral Agent may designate. To the extent any Credit Party receives any payments on account of Receivables, it shall hold such payments for the Collateral Agent’s benefit in trust as the Collateral Agent’s trustee and immediately deliver them to the Collateral Agent in their original form with all necessary endorsements or, as directed by the Collateral Agent, deposit such payments as directed by the Collateral Agent. All of the Credit Parties’ invoices shall bear the terms stated on the applicable customer order. The Credit Parties shall provide the Collateral Agent, as requested by the Collateral Agent, such other schedules, documents and/or information regarding the Collateral as the Collateral Agent may reasonably require.

3.5   Delivery of Additional Documentation Required.    At any time upon the request of the Collateral Agent, the Credit Parties shall execute and deliver to the Collateral Agent, any and all financing statements, original financing statements in lieu of continuation statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, and all other documents (the “Additional Documents”) that the Collateral Agent may request in its reasonable discretion, in form and substance satisfactory to the Collateral Agent, to perfect and continue perfected or better perfect the Collateral Agent’s Liens in the Collateral (whether now owned or hereafter arising or acquired) and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, each Credit Party authorizes the Collateral Agent to execute any such Additional Documents in the applicable Credit Party’s name and authorizes the Collateral Agent to file such executed Additional Documents in any appropriate filing office.

3.6   Power of Attorney.    Each Credit Party hereby irrevocably makes, constitutes, and appoints the Collateral Agent (and any of the Collateral Agent’s officers, employees, or agents designated by the Collateral Agent) as such Credit Party’s true and lawful attorney, with power to (a) if such Credit Party refuses to, or fails timely to execute and deliver any of the documents described in Section 3.5, sign the name of such Credit Party on any of the documents described in Section 3.5, (b) at any time that an Event of Default has occurred and is continuing, sign such Credit Party’s name on any invoice or bill of lading relating to the Collateral, drafts against Customers, or notices to Customers, (c) send requests for verification of Receivables, (d) endorse such Credit Party’s name on any Collection item that may come into the any Purchaser’s possession, (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under such Credit Party’s policies of liability insurance and other insurance covering any Collateral and make all determinations and decisions with respect to such policies of insurance, and (f) at any time that an Event of Default has occurred and is continuing, settle and adjust Disputes respecting the Receivables, chattel paper, or general intangibles directly with Customers, for amounts and upon terms that the Collateral Agent determines to be reasonable, and the Collateral Agent may cause to be executed and delivered any documents and releases that the Collateral Agent determines to be necessary. The appointment of the Collateral Agent as each Credit Party’s attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed.

3.7   Code and Other Remedies.    During the continuance of an Event of Default, the Collateral Agent may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the Code or any other applicable law. Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Credit Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any Purchaser or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Collateral Agent shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Credit Party, which right or equity is hereby waived and released. Each Credit Party further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Credit Party’s premises or elsewhere. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 3.7, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Collateral Agent and the Purchasers hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in accordance with the terms of this Agreement, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, need the Collateral Agent account for the surplus, if any, to any Credit Party. To the extent permitted by applicable law, each Credit Party waives all claims, damages and demands it may acquire against the Collateral Agent or any Purchaser arising out of the exercise by them of any rights hereunder, except for such claims, damages and demands resulting from the Collateral Agent’s or any Purchaser’s gross negligence or willful misconduct. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

3.8   Deficiency.    Each Credit Party shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Obligations and the fees and disbursements of any attorneys employed by the Collateral Agent or any Purchaser to collect such deficiency.

3.9   Lien Priority and Subordination.    The Collateral Agent, for the benefit of the Senior Purchasers, shall have a first priority Lien on the First Priority Collateral, free and clear of all Liens and subject only to Permitted Liens described in clauses (b) and (d) through (n) of the definition of Permitted Liens except that any Liens described in clause (b) of the definition of Permitted Liens and clause (d) of the definition of Permitted Liens with respect to the Zaca Field shall be junior to the Lien in favor of the Senior Purchasers in the First Priority Collateral and any Liens described in clause (d) of the definition of Permitted Liens with respect to the Asphalt Plant shall be junior to the Lien in favor of the Senior Purchasers in the First Priority Collateral to the extent such First Priority Collateral secures $14.3 million of principal of the Senior Notes (together with interest, fees, and expenses related thereto). The Collateral Agent, for the benefit of the Subordinated Purchasers, shall have a Lien on the First Priority Collateral, free and clear of all Liens and subject only to Permitted Liens described in clauses (a) and (d) through (n) of the definition of Permitted Liens except that Liens described in clause (d) of the definition of Permitted Liens with respect to the Zaca Field shall be junior to the Lien in favor of the Subordinated Purchasers. The Collateral Agent, for the benefit of the Senior Purchasers, shall have a Lien on the Second Priority Collateral, free and clear of all Liens and subject only to Permitted Liens described in clauses (b), (c) and (e) through (n) of the definition of Permitted Liens, except that any Liens described in clause (b) of the definition of Permitted Liens shall be junior to the Lien in favor of the Senior Purchasers in the Second Priority Collateral. The Collateral Agent, for the benefit of the Subordinated Purchasers, shall have a Lien on the Second Priority Collateral, free and clear of all Liens and subject only to Permitted Liens described in clauses (a), (c) and (e) through (n) of the definition of Permitted Liens.

4.     PURCHASERS’ REPRESENTATIONS AND WARRANTIES

Each Purchaser, severally and not jointly, makes the following representations and warranties to Greka, each and all of which shall survive the execution and delivery of this Agreement and the closings hereunder:

4.1   Investment Intention.    Such Purchaser is purchasing the Securities for its own account, for investment purposes and not with a view to the distribution thereof. Such Purchaser will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of the Securities (or solicit any offers to buy, purchase, or otherwise acquire any of the Securities), except in compliance with the Securities Act and any other applicable law.

4.2   Accredited Investor.    Such Purchaser is an “accredited investor” (as that term is defined in Rule 501 of Regulation D under the Securities Act) and by reason of its business and financial experience, it has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the prospective investment, is able to bear the economic risk of such investment and is able to afford a complete loss of such investment.

4.3   Restricted Securities.    Each Purchaser understands that the Securities it is purchasing may be characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from Greka in a transaction not involving a public offering and that under such laws and applicable regulations such Securities may be resold without registration under the Securities Act, only in certain limited circumstances. In this connection, such Purchaser represents that it is familiar with Rule 144 of the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

4.4   Existence.    Such Purchaser is an entity duly organized, validly existing and in good standing under the laws of the state of its organization.

4.5   Power; Authorization; Enforceable Obligations.    The execution, delivery and performance by such Purchaser of this Agreement and the other Transaction Documents to be executed by it: (i) are within such Purchaser’s corporate or other power; (ii) have been duly authorized by all necessary corporate or other action; (iii) are not in contravention of any provision of such Purchaser’s certificate of incorporation or by-laws or other organizational documents; and (iv) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality binding on such Purchaser. This Agreement and the other Transaction Documents to which such Purchaser is a party have each been duly executed and delivered by such Purchaser and constitute the legal, valid and binding obligations of such Purchaser, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.      CREDIT PARTIES’ REPRESENTATIONS AND WARRANTIES

Each Credit Party, jointly and severally, makes the following representations and warranties to each Purchaser, each and all of which shall survive the execution and delivery of this Agreement and the Closing hereunder:

5.1   Authorized and Outstanding Shares of Capital Stock.    After giving effect to the Closing, the authorized capital stock of Greka consists of 50,000,000 shares of common stock, no par value, of which 4,698,872 shares are issued and outstanding. All of such issued and outstanding shares are validly issued, fully paid and non-assessable. Except as set forth on Schedule 5.1, (i) there is no existing option, warrant, call, commitment or other agreement to which Greka is a party requiring, and there are no convertible securities of Greka outstanding which upon conversion would require, the issuance of any additional shares of Stock of Greka or other securities convertible into shares of equity securities of Greka, and (ii) there are no agreements to which Greka is a party with respect to the voting or transfer of the Stock of Greka. There are no stockholders’ preemptive rights or rights of first refusal or other similar rights with respect to the issuance of Stock by Greka. True and correct copies of the certificate of incorporation and by-laws of Greka have been delivered to each Purchaser. Greka is the record and beneficial owner of all issued and outstanding shares of capital stock of Greka Integrated and any right to acquire the same.

5.2   Authorization and Issuance of the Securities.    The issuance of the Securities has been duly authorized by all necessary corporate action on the part of Greka and, upon delivery of the Securities against payment in accordance with the terms hereof, the Securities will have been validly issued, free and clear of all pledges, liens, encumbrances and preemptive rights. The issuance of shares of Common Stock upon exercise of the Warrants has been duly authorized by all necessary corporate action on the part of Greka and, when issued upon such exercise, such Common Stock will have been validly issued and fully paid and non-assessable. Greka has duly reserved that number of shares of Common Stock equal to the aggregate number specified on Schedule A hereto for issuance pursuant to the terms of the Warrants.

5.3   Securities Laws.    In reliance on the investment representations contained in Sections 4.1 and 4.2 hereof, the offer, issuance, sale and delivery of the Securities, as provided in this Agreement, are exempt from the registration requirements of the Securities Act and all applicable state securities laws, and are otherwise in compliance with such laws. Neither Greka nor any Person acting on their behalf has taken or will take any action (including, without limitation, any offering of any securities of Greka under circumstances which would require the integration of such offering with the offering of the Securities under the Securities Act and the rules and regulations of the SEC thereunder) which might subject the offering, issuance or sale of the Securities to the registration requirements of Section 5 of the Securities Act.

5.4   Corporate Existence.    Each of the Credit Parties, (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation, as set forth on Schedule 5.5; (ii) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification (except for jurisdictions in which such failure to so qualify or to be in good standing would not have a Material Adverse Effect); (iii) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business as now being conducted and as proposed to be conducted; and (iv) has, or has applied for, all material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct.

5.5.   Subsidiaries.    There currently exist no Subsidiaries of Greka other than as set forth on Schedule 5.5 hereto, which sets forth such Subsidiaries, together with their respective jurisdictions of organization, and the authorized and outstanding capital Stock of each such Subsidiary, by class and number and percentage of each class owned by Greka or any other Person. There are no options, warrants, rights to purchase or similar rights covering capital Stock for any such Subsidiary.

5.6   Corporate Power; Authorization; Enforceable Obligations.    The execution, delivery and performance by each Credit Party of this Agreement, the other Transaction Documents to which each is a party and all instruments and documents to be delivered by each Credit Party, and the consummation of the other transactions contemplated by any of the foregoing: (i) are within such Credit Party’s corporate power and authority; (ii) have been duly authorized by all necessary or proper corporate action; (iii) are not in contravention of any provision of such Credit Party’s certificate of incorporation or by-laws; (iv) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality; (v) will not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Credit Party or any of its Subsidiaries is a party or by which such Credit Party, any of its Subsidiaries or any of their property is bound; (vi) will not result in the creation or imposition of any Lien upon any of the property of such Credit Party or any of its Subsidiaries other than Permitted Liens; and (vii) do not require the consent or approval of, or any filing with, any Governmental Authority or any other Person (except to the extent previously obtained or made). At or prior to the Closing Date, each of this Agreement and the other Transaction Documents shall have been duly executed and delivered by each Credit Party thereto and each shall then constitute a legal, valid and binding obligation of such Credit Party, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.7   Financial Statements.    (a)   The audited consolidated balance sheets of Greka and its Subsidiaries and Greka Integrated and its Subsidiaries as at December 31, 2001, and the related consolidated statements of income and cash flows for the year then ended, with the opinion thereon of a nationally known accounting firm acceptable to the Required Holders, and the unaudited consolidated balance sheet of Greka and its Subsidiaries and Greka Integrated and its Subsidiaries as at March 31, 2002 (the “Balance Sheet”) and the related unaudited consolidated statements of income, and cash flows for the three months then ended, copies of which have previously been delivered to each Purchaser, have been, except as noted therein, prepared in conformity with GAAP consistently applied throughout the periods involved and present fairly in all material respects the consolidated financial position of Greka and its Subsidiaries and Greka Integrated and its Subsidiaries, as applicable, as at the dates thereof, and the consolidated results of their operations and cash flows for the periods then ended, subject, in the case of the interim financial statements, to normal year-end audit adjustments. Each Credit Party is, and after giving effect to the transaction contemplated hereby will be, Solvent.

(d)  Except as set forth on Schedule 5.7, no Credit Party nor any of its Subsidiaries has any material obligations, contingent or otherwise, including, without limitation, liabilities for Charges, long-term leases or unusual forward or long-term commitments which are not reflected in the Balance Sheet, other than those incurred since December 31, 2001, in the ordinary course of business.

(c)  Except as set forth on Schedule 5.7, no dividends or other distributions have been declared, paid or made upon any shares of capital Stock of any Credit Party, nor have any shares of capital Stock of any Credit Party been redeemed, retired, purchased or otherwise acquired for value by any Credit Party since December 31, 2001.

5.8   Ownership of Property.    (a) Except as set forth on Schedule 5.8, neither Credit Party nor any of its Subsidiaries owns any material interest in real estate. Each Credit Party and its Subsidiaries has good and marketable and insurable fee simple title to its owned real property, free and clear of all Liens. Each Credit Party and its Subsidiaries has valid and marketable leasehold interests in the leases described on Schedule 5.8 hereto, and, except as set forth on Schedule 5.8, good and marketable title to, or valid leasehold interests in, all of its other properties and assets free and clear of all Liens, except Permitted Liens.

(b)  All material real property leased by each Credit Party and its Subsidiaries is set forth on Schedule 5.8. Each of such leases is valid and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity)) and is in full force and effect. The Credit Parties have made available or delivered to each Purchaser true and complete copies of each of such material leases set forth on Schedule 5.8 and all documents affecting the rights or obligations of the Credit Parties or any of their Subsidiaries, including, without limitation, any non-disturbance and recognition agreements, subordination agreements, attornment agreements and agreements regarding the term or rental of any of the leases. Except as set forth on Schedule 5.8, none of the Credit Parties, any of its Subsidiaries nor, to its knowledge, any other party to any such lease is in default of its obligations thereunder or has delivered or received any notice of default under any such lease, nor has any event occurred which, with the giving of notice, the passage of time or both, would constitute a default under any such lease.

(c)  Except as disclosed on Schedule 5.8, no Credit Party or its Subsidiaries is obligated under or a party to, any option, right of first refusal or any other contractual right to purchase, acquire, sell, assign or dispose of any real property owned or leased by such Credit Party or such Subsidiary.

5.9   Material Contracts; Indebtedness.    Schedule 5.9 contains a true, correct and complete list and description of all Material Contracts. Each Material Contract is a valid and binding agreement of a Credit Party or its Subsidiaries (as the case may be) enforceable against such Credit Party or such Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity)), and none of the Credit Parties nor any of its Subsidiaries has any knowledge that any Material Contract is not a valid and binding agreement against the other parties thereto. Each Credit Party and each of its Subsidiaries has fulfilled or is complying with all obligations required pursuant to the Material Contract to have been performed by such Credit Party or such Subsidiary on its part. Except as set forth in Schedule 5.9, none of the Credit Parties nor any of its Subsidiaries is in default or breach, nor to such Credit Party’s or such Subsidiary’s knowledge, is any third party in default or breach under, or with respect to, any Material Contract. Except as set forth on Schedule 5.9, none of the Credit Parties nor any of its Subsidiaries has any Indebtedness or Liens on its assets except Permitted Indebtedness and Permitted Liens, respectively.

5.10   Environmental Protection.    (a) Except as set forth on Schedule 5.10, (i) all real property owned, leased or otherwise operated by each Credit Party and its Subsidiaries (each, a “Facility”) is free of contamination from any Hazardous Materials, the presence of which could result in Environmental Liabilities and Costs in excess of more than $500,000 with respect to any one such event or $1,000,000 in the aggregate, (ii) none of the Credit Parties nor any of its Subsidiaries has caused or suffered to occur any Release at, or under any current or formally owned Facility and, to the knowledge of any Credit Party, no Release has occurred at any current or former Facility, except in either case, Releases which would not reasonably be expected to result in the Credit Parties and its Subsidiaries incurring Environmental Liabilities and Costs in excess of $500,000 with respect to any one such event or $1,000,000 in the aggregate, (iii) each Credit Party and each of its Subsidiaries and each Facility and the operations thereon have been and are in compliance with Environmental Laws, except for noncompliance that would not reasonably be expected to result in any Credit Party and its Subsidiaries incurring Environmental Liabilities and Costs in excess of $500,000 with respect to any one such event or $1,000,000 in the aggregate; (iv) each Credit Party and each of its Subsidiaries has obtained, or has applied for, currently maintains and is in full compliance with and in good standing under all permits, licenses, or other authorizations required under Environmental Laws except where the failure to obtain, maintain or comply with such Environmental Permits is not reasonably expected to result in any Credit Party or any Subsidiary incurring Environmental Liabilities and Costs in excess of $1,000,000 with respect to any one such event or $1,000,000 in the aggregate and none of the Credit Parties nor any of its Subsidiaries has any knowledge of any proceedings to substantially modify or to revoke any such permit, (v) there are no investigations, proceedings or litigation pending or, to any Credit Party’s or its Subsidiaries’ knowledge, threatened affecting or against such Credit Party, any of its Subsidiaries or the Facilities alleging noncompliance with or potential liability under Environmental Laws, (vi) except for communications in connection with the matters listed on Schedule 5.10, none of the Credit Parties nor any of its Subsidiaries has received any communication or notice (including, without limitation, requests for information) indicating the potential of Environmental Liabilities and Costs against such Credit Party or its Subsidiaries, which has not been resolved, and (vii) none of the Credit Parties nor any of its Subsidiaries is aware of any facts, circumstances or conditions that could result in the Credit Parties or its Subsidiaries incurring unbudgeted Environmental Liabilities and Costs in excess of $500,000 with respect to any one such event and $1,000,000 in the aggregate.

(b)  Each of the Credit Parties has provided Purchasers with copies of any material environmental assessments, audits, inspections or similar reports relating to the Credit Parties and their respective Subsidiaries and all real estate owned, operated or leased by or for any Credit Party or any of its Subsidiaries.

5.11   Labor Matters.    (a) There are no strikes or other labor disputes against any Credit Party or any of its Subsidiaries pending or, to such Credit Party’s or its Subsidiaries’ knowledge, threatened. Hours worked by and payment made to employees of such Credit Party’s and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters. All payments due from each Credit Party and each of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of such Credit Party or such Subsidiary. There is no organizing activity involving any Credit Party or any of its Subsidiaries pending or, to such Credit Party’s or its Subsidiaries’ knowledge, threatened by any labor union or group of employees. There are no representation proceedings pending or, to any Credit Party’s or its Subsidiaries’ knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Credit Party or its Subsidiaries has made a pending demand for recognition. There are no complaints or charges against any Credit Party or any of its Subsidiaries pending or, to such Credit Party’s or its Subsidiaries’ knowledge, threatened to be filed with any federal, state, local or foreign court, governmental agency or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by such Credit Party’s or any of its Subsidiaries of any individual.

(b)  Neither Credit Party nor any of its Subsidiaries is, or during the five years preceding the date hereof was, a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of any Credit Party or its Subsidiaries.

5.12   Other Ventures.    Except as set forth on Schedule 5.12, none of the Credit Parties nor any of its Subsidiaries is engaged in any joint venture or partnership with any other Person.

5.13   Taxes.    Except as set forth on Schedule 5.13, all material federal, state, local and foreign tax returns, reports and statements required to be filed by each Credit Party and its Subsidiaries have been timely filed with the appropriate Governmental Authority and all such returns, reports and statements are true, correct and complete in all material respects. All Charges and other impositions due and payable for the periods covered by such returns, reports and statements have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest, late charge or loss has been paid. Proper and accurate amounts have been withheld by such Credit Party and its Subsidiaries from its employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective governmental agencies. No Credit Party nor any of its Subsidiaries has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. No tax audits or other administrative or judicial proceedings are pending or threatened with regard to any Charges for which any Credit Party or its Subsidiary may be liable and no assessment of Charges is proposed against any Credit Party or its Subsidiary. No Credit Party nor any of its Subsidiaries has filed a consent pursuant to IRC Section 341(f) or agreed to have IRC Section 341(f)(2) apply to any dispositions of subsection (f) assets (as such term is defined in IRC Section 341(f)(4)). None of the property owned by any Credit Party or any of its Subsidiaries is property which such Credit Party is required to treat as being owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately prior to the enactment of the Tax Reform Act of 1986 or is “tax-exempt use property” within the meaning of IRC Section 168(h). No Credit Party nor any of its Subsidiaries has agreed or has been requested to make any adjustment under IRC Section 481(a) by reason of a change in accounting method or otherwise. No Credit Party nor any of its Subsidiaries has any obligation under any written tax sharing agreement.

5.14   No Litigation.    Except as disclosed on Schedule 5.14, no action, claim or proceeding is now pending or, to the knowledge of any Credit Party or its Subsidiaries, threatened against such Credit Party or any of its Subsidiaries, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, which if adversely determined would result in a Material Adverse Effect or a judgment for the payment of money in excess of $10,000.

5.15   Brokers.    Except for Durham Capital Corp., no broker or finder acting on behalf of any Credit Party or any of its Subsidiaries brought about the consummation of the transactions contemplated pursuant to this Agreement and neither such Credit Party nor any of its Subsidiaries has any obligation to any Person in respect of any finder’s or brokerage fees (or any similar obligation) in connection with the transactions contemplated by this Agreement. The Credit Parties are solely responsible for the payment of all such finder’s or brokerage fees.

5.16   Employment Agreements.    Except as set forth on Schedule 5.16, there are no employment, consulting or management agreements covering management of any Credit Party or any of its Subsidiaries.

5.17   Patents, Trademarks, Copyrights and Licenses.    Each Credit Party and each of its Subsidiaries owns all licenses, patents, patent applications, copyrights, service marks, trademarks and registrations and applications for registration thereof, and trade names necessary to continue to conduct its business as heretofore conducted by it and now being conducted by it, each of which is listed, together with Patent and Trademark Office or Copyright Office application or registration numbers, where applicable, on Schedule 5.17. To such Credit Party’s knowledge, such Credit Party and each of its Subsidiaries conducts its businesses without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others, except as set forth on Schedule 5.17. To such Credit Party’s knowledge, there is no infringement by others of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of such Credit Party’s or any of its Subsidiaries, except as set forth on Schedule 5.17.

5.18   No Material Adverse Effect.    Except as set forth on Schedule 5.18, no event has occurred since December 31, 2001 which has had or could be reasonably expected to have a Material Adverse Effect.

5.19   ERISA.    (a) Schedule 5.19 sets forth: (i) all “employee benefit plans”, as defined in Section 3(3) of ERISA, and any other employee benefit arrangements or payroll practices, including, without limitation, severance pay, sick leave, vacation pay, salary continuation for disability, consulting or other compensation agreements, retirement, deferred compensation, bonus, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs (the “Plans”) maintained by any Credit Party and any of its Subsidiaries or to which such Credit Party or any its Subsidiaries contributed or is obligated to contribute thereunder, and (ii) all “employee pension plans”, as defined in Section 3(2) of ERISA (the “Pension Plans”), maintained by such Credit Party, any of its Subsidiaries or any of its ERISA Affiliates to which such Credit Party, any of its Subsidiaries or any of its ERISA Affiliates contributed or is obligated to contribute thereunder.

(b)  No Purchaser will have (i) any obligation to make any contribution to any Multiemployer Plan or (ii) any withdrawal liability from any such Multiemployer Plan under Section 4201 of ERISA which it would not have had if it had not purchased the Securities from the Credit Parties at the Closing in accordance with the terms of this Agreement.

(c)  The Pension Plans intended to be qualified under Section 401 of the IRC are so qualified and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the IRC, and nothing has occurred with respect to the operation of the Pension Plans which could cause the loss of such qualification or exemption or the imposition of any liability, penalty, or tax under ERISA or the IRC.

(d)  All contributions required by law or pursuant to the terms of the Plans (without regard to any waivers granted under Section 412 of the IRC) to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension) and no accumulated funding deficiencies exist in any of the Pension Plans.

(e)  There is no “amount of unfunded benefit liabilities” as defined in Section 4001(a)(18) of ERISA in any of the respective Pension Plans. Each of the respective Pension Plans are fully funded in accordance with the actuarial assumptions used by the PBGC to determine the level of funding required in the event of the termination of the Pension Plan and all benefit liabilities do not exceed the assets of such Pension Plans.

(f)  There has been no “reportable event” as that term is defined in Section 4043 of ERISA and the regulations thereunder with respect to the Pension Plans which would require the giving of notice, or any event requiring disclosure under Sections 4041(c)(3)(C), 4063(a) or 4068(f) of ERISA.

(g)  There is no material violation of ERISA with respect to the filing of applicable reports, documents, and notices regarding the Plans with the Secretary of Labor and the Secretary of the Treasury or the furnishing of such documents to the participants or beneficiaries of the Plans.

(h)  True, correct and complete copies of the following documents, with respect to each of the Plans, have been made available or delivered to each Purchaser by each Credit Party: (A) any plans and related trust documents, and amendments thereto, (B) the most recent Forms 5500 (including any schedules thereto) and the most recent actuarial valuation report, if any, (C) the last IRS determination letter, (D) summary plan descriptions, (E) written communications to employees relating to the Plans and (F) written descriptions of all non-written agreements relating to the Plans.

(i)  here are no pending actions, claims or lawsuits which have been asserted or instituted against the Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of the Plans with respect to the operation of such Plans (other than routine benefit claims), nor does any Credit Party or any of its Subsidiaries have knowledge of facts which could form the basis for any such claim or lawsuit.

(j)  All amendments and actions required to bring the Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date.

(k)  The Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA (including rules and regulations thereunder) and other applicable Federal and state law, and no Credit Party nor any of its Subsidiaries or “party in interest” or “disqualified person” with respect to the Plans has engaged in a “prohibited transaction” within the meaning of Section 4975 of the IRC or Section 406 of ERISA.

(l)  None of the Credit Parties, any of their Subsidiaries or any ERISA Affiliate has terminated any Pension Plan, or incurred any outstanding liability under Section 4062 of ERISA to the PBGC, or to a trustee appointed under Section 4042 of ERISA.

(m)  None of the Credit Parties, any of their Subsidiaries or any ERISA Affiliate maintains retired life and retired health insurance plans which are Welfare Plans and which provide for continuing benefits or coverage for any participant or any beneficiary of a participant except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and at the expense of the participant or the participant’s beneficiary. Each Credit Party, all of its Subsidiaries and all ERISA Affiliates which maintain a Welfare Plan have complied with the notice and continuation requirements of COBRA and the regulations thereunder.

(n)  None of the Credit Parties, any of their Subsidiaries or any ERISA Affiliate has contributed or been obligated to contribute to a Multiemployer Plan as of the Closing.

(o)  None of the Credit Parties, any of their Subsidiaries or any ERISA Affiliate has withdrawn in a complete or partial withdrawal from any Multiemployer Plan prior to the Closing Date, nor has any of them incurred any liability due to the termination or reorganization of a Multiemployer Plan.

(p)  None of the Credit Parties, any of their Subsidiaries, any ERISA Affiliate or any organization to which any Credit Party is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction, within the meaning of Section 4069 of ERISA.

5.20   SEC Documents.     Greka has made available to each Purchaser a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Greka with the SEC since December 31, 2000 and prior to the date of this Agreement (the “SEC Documents”), which are all the documents (other than preliminary material) that either of them was required to file with the SEC since such date. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.21   Ordinary Course of Business.     Except as set forth on Schedule 5.7 hereto or in response to the events described therein, since December 31, 2001, each Credit Party and each of its Subsidiaries has conducted its operations only in the ordinary course of business consistent with past practice.

5.22   Insurance.    Schedule 5.22 hereto contains a complete and correct list of all policies of insurance of any kind or nature covering any Credit Party and its Subsidiaries, including, without limitation, policies of life, fire, theft, employee fidelity and other casualty and liability insurance, indicating the type of coverage, name of insured, the insurer, the premium, the expiration date of each policy and the amount of coverage, and such policies are in full force and effect. Complete and correct copies of each such policy have been furnished or made available to each Purchaser. Such policies are in amounts customary for the industry in which the Credit Parties and their Subsidiaries operate.

5.23   Compliance with Law.    Each Credit Party and its Subsidiaries are in compliance with all Applicable Law, except where the failure to be in compliance would not have a Material Adverse Effect.

5.24   Absence of Default.    Each Credit Party and its Subsidiaries are in material compliance in all respects with all of the provisions of their respective certificates of incorporation and by-laws (or the equivalent thereof), and no event has occurred or failed to occur (including, without limitation, any matter which could create a default hereunder by cross-default) which has not been remedied or waived, the occurrence or non-occurrence of which constitutes, (i) a Default or (ii) a default by such Credit Party or any of its Subsidiaries under any indenture, agreement or other instrument relating to Indebtedness of such Credit Party or any of its Subsidiaries in the amount of $1,000,000 or more in the aggregate, any material license, or any judgment, decree or order to which such Credit Party or any of its Subsidiaries is a party or by which such Credit Party or any of its Subsidiaries or any of their respective properties may be bound or affected.

5.25   Agreements with Affiliates.    Except for agreements or arrangements with Affiliates wherein any Credit Party or one or more of its Subsidiaries provides services to such Affiliates for fair consideration or which are set forth on Schedule 5.25 hereto, neither Credit Party nor any of its Subsidiaries has (i) any written agreements or binding arrangements of any kind with any Affiliate or (ii) any management or consulting agreements of any kind with any Affiliate.

5.26   Gas Contracts.    No Credit Party (i) is obligated in any material respect by virtue of any prepayment made under any contract containing a “take-or-pay” or “prepayment” provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any Oil and Gas Properties at some future date without receiving full payment therefor at the time of delivery, and (ii) has not produced gas, in any material amount, subject to, and neither any Credit Party nor any of the Oil and Gas Properties is subject to, balancing rights of third parties or balancing duties under governmental requirements, except as to such matters for which such Credit Party has established monetary reserves adequate in amount to satisfy such obligations and has segregated such reserves from other accounts.

5.27   Refunds.    No orders of, proceedings pending before, or other governmental requirements of, the Federal Energy Regulatory Commission, or any other similar state or federal regulatory body or governmental authority exist which could result in any Credit Party being required to refund any material portion of the proceeds received or to be received from the sale of hydrocarbons constituting part of the Oil and Gas Properties.

5.28   Minute Books.    The minute books of each Credit Party, as previously made available to each Purchaser, accurately reflect all formal corporate action of the stockholders and Board of Directors of such Credit Party.

5.29   Full Disclosure.    No information contained in this Agreement, any other Transaction Document, the Financials or any written statement furnished by or on behalf of any Credit Party pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which made.

6.     COVENANTS

6.1   Affirmative Covenants.    Each Credit Party, jointly and severally, covenants and agrees that from and after the date hereof (except as otherwise provided herein, or unless the Required Holders have given their prior written consent) so long as the Notes are outstanding, it shall:

(a)   Books and Records.    Keep adequate records and books of account with respect to its business activities, and the Collateral, in which proper entries reflecting all of its financial transactions are made, in accordance with GAAP.

(b)   Financial Statements, Reports, Certificates.    Provide to each Purchaser:

(i)  as soon as available, but in any event within 90 days (or, if such Person has filed a Form 12b-25 filing extension with the SEC, 105 days) after the end of each Fiscal Year, Greka’s and its Subsidiaries’ and Greka Integrated’s and its

Subsidiaries’ balance sheet as at the end of such Fiscal Year and the related statements of income, retained earnings and statement of cash flow for such Fiscal Year, setting forth in comparative form the figures as at the end of and for the previous Fiscal Year, which shall have been reported on by independent certified public accountants acceptable to the Required Holders and shall be accompanied by an unqualified audit report issued by such independent certified public accountants;

(ii)  as soon as available, but in any event within 45 days (or, if such Person has filed a Form 12b-25 filing extension with the SEC, 50 days) after the close of each quarter except the fourth quarter, and upon request by the Required Holders with respect to the fourth quarter, the balance sheet as at the end of such quarter and the related statements of income, retained earnings and statement of cash flow for such quarter covering Greka’s and its Subsidiaries’ and Greka Integrated’s and its Subsidiaries’ operations during such period, which have been internally prepared by Greka and Greka Integrated. All financial statements required by this Section 6.1(b) shall be prepared in accordance with GAAP, subject to year end adjustments in the case of quarterly statements. At the times the financial statements are furnished pursuant to this Section 6.1(b), a certificate of Greka’s President or Chief Financial Officer shall be delivered to the Purchasers stating that, based on an examination sufficient to enable him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by Greka with respect to such event.

(iii)  monthly flash reports containing information contained on Schedule 6.1(b) hereto.

(iv)  by January 31 of each Fiscal Year commencing with Fiscal Year 2003, a month by month projected operating budget and cash flow for such Fiscal Year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by Greka’s President or Chief Financial Officer to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

(c)   Communications with Accountants.    Permit the Purchasers, upon reasonable notice and with a representative of Greka present, to communicate directly with its independent certified public accountants and tax advisors and authorize those accountants to disclose to the Purchasers any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of the Credit Parties and their Subsidiaries.

(d)   Maintenance of Existence, Conduct of Business and Operation of Properties.    (i) Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, and its rights and franchises, (ii) at all times maintain, preserve and protect all of its patents, trademarks and trade names, and preserve all the remainder of its material assets, in use or useful in the conduct of its business and keep the same in good repair, working order and condition (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all needful and proper repairs, renewals and replacements, betterments and improvements thereto consistent with industry practices, and (iii) operate or, to the extent that the right of operation is vested in others, will exercise its best efforts to require the operator to operate the Oil and Gas Properties and all wells drilled thereon and that may hereafter be drilled thereon, continuously and in good workmanlike manner in accordance with the best usage of the field and in accordance with all laws of the United States of America and the state in which such property is situated, as well as all rules, regulations and laws of any governmental agency having jurisdiction to regulate the manner in which the operation of such property shall be carried on, and will comply with all terms and conditions of the Leases such Credit Party now holds and each assignment or contract obligating such Credit Party in any way with respect to the Oil and Gas Property; but nothing herein shall be construed to empower any Credit Party to bind the Purchasers to any contract or obligation or render the Purchasers in any way responsible or liable for bills or obligations incurred by any Credit Party.

(e)   Taxes.    Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against the Credit Parties or any of their assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. The Credit Parties shall pay all transfer, excise or similar taxes (not including income or franchise taxes) in connection with the issuance, sale, delivery or transfer by the Credit Parties to Purchasers of the Securities, and shall indemnify and save Purchasers harmless without limitation as to time against any and all liabilities with respect to such taxes. The Credit Parties shall not be responsible for any taxes in connection with the transfer of the Securities by the holder thereof. The obligations of the Credit Parties under this Section 6.1(e) shall survive the payment, prepayment or redemption of the Notes and the termination of this Agreement.

(f)   Insurance.    At its own cost and expense in amounts and with carriers acceptable to the Purchasers, (i) keep all its insurable properties and properties in which it has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to the Credit Parties’ including, without limitation, business interruption insurance; (ii) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to the Credit Parties’ insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of the Credit Parties either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (iii) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (iv) maintain all such workers’ compensation or similar insurance as may be required under the laws of any state or jurisdiction in any Credit Party is engaged in business; (v) furnish the Collateral Agent with (x) copies of all policies within 5 days after any expiration date and evidence of the maintenance of such policies at least 15 days before any expiration date, and (y) appropriate loss payable endorsements in form and substance satisfactory to the Required Holders, naming the Collateral Agent as loss payee for the benefit of the Purchasers and providing that as to the Purchasers the insurance coverage shall not be impaired or invalidated by any act or neglect of any Credit Party and the insurer will provide the Collateral Agent with at least 30 days notice prior to cancellation. The Credit Parties shall instruct the insurance carriers that in the event of any loss thereunder, the carriers shall make payment for such loss to the Collateral Agent and not to the Credit Parties and the Collateral Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to the Credit Parties and the Collateral Agent jointly, the Collateral Agent may endorse any Credit Party’s name thereon and do such other things as the Collateral Agent may deem advisable to reduce the same to cash. The Collateral Agent is hereby authorized to adjust and compromise claims. The Collateral Agent shall permit the Credit Parties to use any loss recoveries received by the Collateral Agent upon any such insurance to acquire replacement assets useful in one or more of the Credit Parties’ businesses or to effect repairs on any asset that suffers such loss. If the Credit Parties do not use such loss recoveries in such manner within 90 days of the Collateral Agent’s receipt of such loss recoveries, such loss recoveries received by the Collateral Agent shall be applied first to the Obligations with respect to the Senior Notes and then to the Obligations with respect to the Senior Subordinated Notes; provided, however, that loss recoveries in respect of the Second Priority Collateral received by Collateral Agent shall be applied to the Obligations in the same manner described above, subject to the terms of the GMAC Loan Agreement. Notwithstanding the foregoing, to the extent that any insurance proceeds received by the Collateral Agent do not belong to the Credit Parties or result from the loss of property of the Credit Parties which is not Collateral, the Collateral Agent will return such proceeds to the Credit Parties. Any surplus shall be paid by the Collateral Agent to the Credit Parties or applied as may be otherwise required by law. Any deficiency thereon shall be paid by the Credit Parties to the Purchasers, on demand.

(g)   Location of Inventory and Equipment.    Keep the Inventory and Equipment only at the locations identified on Schedule 6.1(g); provided, however, that the Credit Parties may amend Schedule 6.1(g) with respect to the location of Inventory so long as such amendment occurs by written notice to the Collateral Agent not less than 30 days prior to the date on which the Inventory is moved to such new location, so long as such new location is within the continental United States, and so long as, at the time of such written notification, the applicable Credit Party provides any financing statements necessary to perfect and continue perfected the Purchasers’ Liens on such assets and also provides to the Collateral Agent a Collateral Access Agreement; provided, further that the Credit Parties may move to, and keep in, China certain Equipment identified on Schedule 6.1(g).

(h)   Compliance with Laws.    (i) Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, including without limitation the Fair Labor Standards Act, the Americans With Disabilities Act and Sanction/Embargo Programs, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not result in and reasonably could not be expected to result in a Material Adverse Effect and (ii) maintain a system to assure and monitor continued compliance with all applicable Environmental Laws and Sanction/Embargo Programs, which system shall include periodic reviews of such compliance.

(i)   Leases.    Pay when due all rents and other amounts payable under any leases to which any Credit Party is a party or by which any Credit Party’s properties and assets are bound, unless such payments are the subject of a Permitted Protest.

(j)   Environmental.    (i) In the event that any Credit Party obtains, gives or receives notice of any material release or threat of Release of any Hazardous Materials on its property at concentrations exceeding those allowed by Environmental Laws or that need to be reported to a Governmental Authority (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of a material violation, request for information or notification that it is potentially responsible for Environmental Liabilities and Costs, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of any Environmental Laws affecting its property or it’s interest therein (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Governmental Authority or Person, then the Credit Parties shall, within 5 Business Days, give written notice of same to the Purchasers detailing facts and circumstances of which any Credit Party is aware giving rise to the Hazardous Discharge or Environmental Complaint and periodically inform the Purchasers of the status of the matter. Such information is to be provided to allow the Purchasers to protect their security interest in the Collateral and is not intended to create nor shall it create any obligation upon the Purchasers with respect thereto.

(ii)  The Credit Parties shall respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to comply with the Environmental Laws and safeguard the health and safety of any Person and to avoid subjecting the Collateral to any lien, charge, claim or encumbrance. If the Credit Parties shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or the Credit Parties shall fail to comply with any of the requirements of any Environmental Laws, the Required Holders may, but without the obligation to do so, for the sole purpose of protecting the Purchasers’ interest in the Collateral: (A) give such notices or (B) enter onto the Credit Parties’ property (or authorize third parties to enter onto such property) and take such actions as the Required Holders (or such third parties as directed by the Required Holders) deem reasonably necessary or advisable, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses directly incurred by the Purchasers (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the default rate of interest hereunder shall be paid upon demand by the Credit Parties, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between the Purchasers and the Credit Parties.

(iii)  The Credit Parties shall defend and indemnify the Purchasers and hold the Purchasers harmless from and against all loss, liability, damage and expense, claims, costs, fines, penalties, including attorney’s and consulting fees, and any Environmental Liabilities and Costs suffered or incurred by the Purchasers under or on account of (A) any Environmental Laws, including, without limitation, the assertion of any Environmental Lien, with respect to any Hazardous Discharge, the presence of any Hazardous Materials affecting Credit Party’s or Subsidiary’s property, whether or not the same originates or emerges from Credit Party’s property or any contiguous real estate, including any loss of value of the Collateral as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of the Purchasers, and (B) any Sanction/Embargo Program. The Credit Parties’ obligations under this Section 6.1(j) (A) shall arise upon the discovery of the presence of any Hazardous Materials on any Credit Party’s property, whether or not any Governmental Authority has taken or threatened any action in connection with the presence of any Hazardous Materials, and (B) on failure to comply with any Sanction/Embargo Program. The Credit Parties’ obligation and the indemnification hereunder shall survive the termination of this Agreement.

(iv)  For purposes of this Section 6.1(j) all references to the Credit Parties’ property shall be deemed to include all of the Credit Parties’ right, title and interest in and to all their owned and/or leased premises;

(k)   Transfer or Division Orders.    Upon the Collateral Agent’s request, each Credit Party will execute and deliver written notices of assignments to any persons, corporations or other entities owing or which may in the future owe to such Credit Party monies or accounts arising in connection with (a) any oil, gas or mineral production from all or any portion of the Oil and Gas Properties; (b) any gas contracts, processing contracts or other contracts relating to all or any portion of the Oil and Gas Properties; or (c) the operation of or production from all or any portion of the Oil and Gas Properties.

The notices of assignments shall advise the third parties that all of the monies or accounts described above have been assigned to the Collateral Agent, and if required by Collateral Agent, shall also require and direct that future payments thereof, including amounts then owing and unpaid, be paid directly to the Collateral Agent.

(l)   Disclosure Updates.    Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, (a) notify the Purchasers if any written information, exhibit, or report furnished to the Purchasers contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and (b) correct any defect or error that may be discovered therein or in any Transaction Document or in the execution, acknowledgement, filing, or recordation thereof.

(m)   Board Observer.    Provide the Purchasers who are Affiliates of the Collateral Agent, so long as such Purchasers collectively hold Notes in the aggregate principal amount equal to at least $5,000,000, with the right to designate an observer, without voting rights, who will be entitled to attend all meetings of Greka’s and Greka Integrated’s Boards of Directors (including audit and compensation committees). Any observer designated by such Purchasers holding at least a majority in principal amount of the Notes held by such Purchasers shall be entitled to notice of all meetings of Greka’s and Greka Integrated’s Boards of Directors (including committee meetings) and to all information provided to directors subject to the confidentiality provisions in Section 12.15 hereof. Such observer shall be reimbursed for reasonable out–of–pocket expenses incurred in connection with attendance at Board of Directors and committee meetings. Notwithstanding anything to the contrary in this Section, the observer designated pursuant to this Section shall not be entitled to be present at any meeting of the Board of Directors of Greka or Greka Integrated during the time at such meeting any matters related to the Notes are discussed if (i) an Event of Default is then continuing or (ii) if all of the members of the Board of Directors of Greka or Greka Integrated, as applicable, vote unanimously to prevent such observer from being present at such meeting during such time.

(n)   Notices.    Promptly inform the Collateral Agent in writing of: (i) the commencement of all proceedings and investigations by or before and/or the receipt of any notices from, any governmental or nongovernmental body and all actions and proceedings in any court or before any arbitrator against or in any way concerning any the Credit Parties’ properties, assets or business, involving a possible liability in excess of $500,000 which might, singly or in the aggregate, have a Material Adverse Effect; (ii) any amendment of any Credit Party’s certificate of incorporation or by-laws; (iii) any change in any Credit Party’s business, assets, liabilities, condition (financial or otherwise), results of operations or business prospects which has had or might have a Material Adverse Effect; (iv) any Default or Event of Default; (v) any default or any event which with the passage of time or giving of notice or both would constitute a default under any agreement for the payment of money to which any Credit Party is a party or by which any Credit Party or any Credit Party’s properties may be bound which would have a Material Adverse Effect; (vi) any change in the location of Credit Party’s executive offices; (vii) any change in the location of any Credit Party’s Inventory or Equipment from the locations listed on Schedule 6.1(g) hereto, (viii) any change in any Credit Party’s corporate name; (ix) any material delay in any Credit Party’s performance of any of its obligations to any Customer and of any assertion of any material claims, offsets, counterclaims or Disputes by any Customer and of any allowances, credits and/or other monies granted by any Credit Party to any Customer; (x) and furnish to and inform the Purchasers of all material adverse information relating to the financial condition of any Customer; and (xi) any material return of goods;

(o)   Employee Plans.    (i) With respect to other than a Multiemployer Plan, for each Plan and Pension Plan intended to be qualified under Section 401(a) of the IRC hereafter adopted or maintained by the Credit Parties or any ERISA Affiliate, the Credit Parties shall (A) seek, or cause its ERISA Affiliates to seek, and receive determination letters from the IRS to the effect that such Plan or Pension Plan is qualified within the meaning of Section 401(a) of the IRC; and (B) from and after the adoption of any such Plan or Pension Plan, cause such plan to be qualified within the meaning of Section 401(a) of the IRC and to be administered in all material respects in accordance with the requirements of ERISA and Section 401(a) of the IRC.

(ii)  With respect to each Welfare Plan hereafter adopted or maintained by the Credit Parties or any ERISA Affiliate, to the extent applicable, the Credit Parties shall comply, or cause its ERISA Affiliates to comply, with the notice and continuation coverage requirements of Section 4980B of the IRC and the regulations thereunder.

(iii)  The Credit Parties shall not, directly or indirectly, and shall not permit any ERISA Affiliate to directly or indirectly by reason of an amendment or amendments to, or the adoption of, one or more Pension Plans, permit the present value of all benefit liabilities, as defined in Title IV of ERISA, (using the actuarial assumptions utilized by the PBGC upon termination of a plan) to exceed the fair market value of assets allocable to such benefits by more than $50,000, or to increase to the extent security must be provided to any Pension Plan under Section 401(a)(29) of the IRC. The Credit Parties shall not establish or become obligated to any new Retiree Welfare Plan, which would result in the present value of future liabilities under any such plans to exceed $50,000. Neither the Credit Parties nor any of its ERISA Affiliates shall establish or become obligated to any new unfunded Pension Plan, which would result in the present value of future liabilities under any such plans to exceed $50,000. The Credit Parties shall not directly or indirectly, and shall not permit any ERISA Affiliate to (a) satisfy any liability under any Pension Plan by purchasing annuities from an insurance company or (b) invest the assets of any Pension Plan with an insurance company, unless, in each case, such insurance company is rated AA by Standard & Poor’s Corporation and the equivalent by each other nationally recognized rating agency at the time of the investment.

(iv)  The Credit Parties and any ERISA Affiliate shall not contribute or become obligated to contribute to any Multiemployer Plan.

(p)   Roll Forward Reserve Reports.    Deliver, on an annual basis, roll forward reserve reports of the Oil and Gas Properties prepared by appraisers satisfactory to the Collateral Agent.

(q)   Greka AM, Inc. and Calox, Inc.    If, at any time, any assets of Greka AM, Inc. or Calox, Inc. are not subject to Liens pursuant to the Bank of Texas Loan Agreement and the KSI Funding Loan Agreement, such assets shall thereupon be transferred to one of the Credit Parties and all documents or instruments that the Collateral Agent may request in its reasonable discretion, in form and substance satisfactory to the Collateral Agent, to perfect the Collateral Agent’s Liens in such transferred assets shall be delivered to the Collateral Agent. Greka shall not permit or cause Greka AM, Inc. or Calox, Inc. to create, incur, assume, permit, guarantee, or otherwise become or remain directly or indirectly, liable with respect to (i) any Indebtedness, except Permitted Indebtedness, the Bank of Texas Debt and Indebtedness under the KSI Funding Loan Agreement not exceeding an amount equal to $6,000,000 aggregate principal amount minus any principal payments made in resect thereof after the Closing Date or (ii) any Lien except Liens described in clauses (a), (b) and (c) through (n) of the definition of Permitted Liens and any Liens pursuant to the Bank of Texas Loan Agreement and the KSI Funding Loan Agreement.

(r)   Dissolution of Subsidiaries.    Dissolve, as soon as practicable and in any event by December 31, 2002, the Subsidiaries of Greka specified as “to be dissolved” on Schedule 5.5 hereto and provide the Collateral Agent evidence of such dissolution.

6.2   Negative and Financial Covenants.    Each Credit Party covenants and agrees that from and after the date hereof (except as otherwise provided herein, or unless the Required Holders have given their prior written consent) so long as the Notes are outstanding it shall not:

(a)   Indebtedness.    Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(1)  Permitted Indebtedness

(2)  Indebtedness evidenced by this Agreement and the other Loan Documents;

(3)  the GMAC Debt;

(4)  Indebtedness evidenced by the Vintage Note;

(4)  Indebtedness set forth on Schedule 6.2(a);

(5)  Permitted Purchase Money Indebtedness; and

(6)  Indebtedness owing by any Credit Party to any other Credit Party.

(b)   Liens.    Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens; provided, however that the existence of any Lien other than a Permitted Lien shall not result in a Default under this Agreement so long as (i) such Lien is not a Lien for unpaid taxes, (ii) such Lien existed on the Closing Date, (iii) none of the Credit Parties had any knowledge of such Lien and (iv) such Lien is terminated and the Collateral Agent receives evidence of such termination, in form and substance satisfactory to it within 30 days of the Closing.

(c)   Sales of Assets; Liquidation.    (i) Sell, transfer, convey or otherwise dispose of any assets or properties or (ii) liquidate, dissolve or wind up the Credit Parties, except for transfers to the Credit Parties, whether voluntary or involuntary; provided, however, that the foregoing shall not prohibit (i) the sale of inventory in the ordinary course of business, (ii) the sale of obsolete equipment and fixtures so long as the proceeds of such sale are used to (A) replace such equipment and fixtures within 90 days of such sale or (B) repay the Obligations, (iii) transfers resulting from any casualty or condemnation of assets or properties, or (iv) other sales of assets or properties not described on Schedule 6.2(c), the net proceeds of which, in the aggregate, do not exceed $1,000,000 in any Fiscal Year, so long as the net cash proceeds of such sale are placed in an escrow account satisfactory to the Collateral Agent. If the Credit Parties do not use such amounts in the escrow account to make Capital Expenditures within 90 days of such sale, such amount shall be applied to repay the Obligations or, if such amounts are proceeds of Second Priority Collateral, the GMAC Debt, and then the Obligations; provided, however, that if such amounts are proceeds of the sale or other disposition of the Asphalt Plant, such amount shall be applied first to repay up to $14.3 million of the principal of the Senior Notes (together with interest, fees, and expenses related thereto), then the Indebtedness under the Vintage Note, then the balance of the Obligations with respect to the Senior Notes, and then the Obligations with respect to the Senior Subordinated Notes.

(d)   Mergers and Subsidiaries.    (i) Directly or indirectly, by operation of law or otherwise, merge with, consolidate with, or otherwise combine with any Person other than another Credit Party, provided that in any merger or combination involving Greka, Greka is the surviving entity in such transaction or (ii) create any Subsidiary, unless such Subsidiary becomes a signatory to the Loan Documents as an additional Credit Party, bound by all the obligations of the Credit Parties thereunder, all in form and substance satisfactory to the Required Holders.

(e)   Change Name.    Change any Credit Party’s name, Federal Employee Identification Number, corporate structure or identity, or add any new fictitious name; provided, however, that a Credit Party may change its name or add any new fictitious name upon at least 30 days prior written notice by a Credit Party to the Collateral Agent and the Purchasers of such change and so long as, at the time of such written notification, such Credit Party provides any financing statements or fixture filings necessary to perfect and continue perfected the Purchasers’ Liens.

(f)   Guarantee.    Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except (i) by endorsement of instruments or items of payment for deposit to the account of Credit Parties or which are transmitted or turned over to the Purchasers with respect to the GMAC Debt, (ii) for guarantees of Indebtedness permitted under Section 6.2(a) and guarantees set forth on Schedule 6.2(f) hereto and (iii) for guarantees of performance, surety or appeal bonds of any Credit Party.

(g)   Nature of Business.     Make any change in the principal nature of Credit Party’s business.

(h)   Prepayments.

Directly or indirectly, prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Credit Party in excess of $250,000 in the aggregate during any Fiscal Year, other than (i) the Obligations in accordance with this Agreement, and (ii) the GMAC Debt.

(i)   Payments on Vintage Note.

Directly or indirectly make any payment on or in respect of the Vintage Note; provided, however, that Greka SMV, Inc. may make interest and scheduled principal payments on the Vintage Note so long as no Default or Event of Default has occurred and is then continuing or would result therefrom and so long as such principal and interest payments do not, in any calendar month, exceed an amount equal to the product of (i) $15 times (ii) the number of barrels of crude oil produced and sold from Greka SMV, Inc.’s interest in the Zaca Field in such month, all in accordance with the Vintage Subordination Agreement. Notwithstanding anything to the contrary in this Section, no Credit Party shall, directly or indirectly, make the final scheduled principal payment under the Vintage Note prior to the payment in full in cash of the Obligations.

(j)   Change of Control.    Cause, permit, or suffer to exist, directly or indirectly, any Change of Control.

(k)   Consignments.    Consign any Inventory or sell any Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

(l)   Distributions.    Other than distributions or the declaration and payment of dividends by a Credit Party to another Credit Party, make any distribution or declare or pay any dividends (in cash or other property, other than common stock) on, or purchase, acquire, redeem, or retire any of, any Credit Party’s Stock of any class, whether now or hereafter outstanding or pay any management or similar fees; provided, however, that at any time after June 30, 2003, so long as the Leverage Ratio is less than 2:1 and provided that no Default or Event of Default has occurred and is continuing or would result therefrom, the Credit Parties may repurchase Greka’s Stock for an aggregate purchase price not exceeding $5,000,000 in any Fiscal Year; provided further, however, that the Credit Parties may not acquire more then 10% of the outstanding common stock of Greka as of the Closing Date.

(m)   Accounting Methods.    Modify or change its method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Credit Parties’ accounting records without said accounting firm or service bureau agreeing to provide the Collateral Agent and Purchasers information regarding the assets with respect to which the Purchasers have a Lien or the Credit Parties’ financial condition.

(n)   Investments.    Directly or indirectly in any transaction or related series of transactions, acquire or invest in any assets or business of any Person other than investments in Cash Equivalents and Permitted Acquisitions.

(o)   Transactions with Affiliates.    Except for agreements set forth on Schedule 6.2(o) hereto or transactions among the Credit Parties, directly or indirectly enter into or permit to exist any transaction with any Affiliate of any Credit Party except for transactions that are in the ordinary course of such Credit Parties’ business, upon fair and reasonable terms, that are fully disclosed to the Credit Parties, and that are no less favorable to such Credit Parties than would be obtained in an arm’s length transaction with a non-Affiliate.

(p)   Suspension.    Suspend or go out of a substantial portion of its business.

(q)   Loans and Advances.    Make or accrue any loans or other advances of money or extensions of credit to any Person other than a Credit Party in excess of $250,000 in the aggregate during any Fiscal Year.

(r)   Change in Location of Chief Executive Office; Inventory and Equipment with Bailees.    Relocate its chief executive office to a new location without the Credit Parties providing 30 days prior written notification thereof to the Collateral Agent and the Purchasers and so long as, at the time of such written notification, the applicable Credit Party provides any financing statements or fixture filings necessary to perfect and continue perfected the Purchasers’ Liens and also provides the Collateral Agent a Collateral Access Agreement with respect to such new location. The Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without the Required Holders’ prior written consent.

(s)   Receivables.    Bill Receivables under any name except the present name of the respective Credit Party.

(t)   Financial Covenants.    Fail to maintain:

(i)  Maximum Tangible Net Worth Ratio.    A Tangible Net Worth Ratio, measured on the last day of each fiscal quarter after the date hereof, of not more than 1.5:1.00 ;

(ii)  Fixed Charge Coverage Ratio.    A Fixed Charge Coverage Ratio, measured on a fiscal quarter-end basis for the 12-month period ending each fiscal quarter after the date hereof, of not less than 1.0:1.00.

(iii)  Minimum Interest Coverage Ratio.    An Interest Coverage Ratio, measured on a fiscal quarter-end basis for the 12-month period ending on June 30, 2003 and each fiscal quarter thereafter, of not less than the ratios set forth below for the corresponding fiscal quarter:

Fiscal Quarter Ending	Ratio
June 30, 2003	2.00:1.00
September 30, 2003	2.50:1.00
December 31, 2003 and each fiscal quarter thereafter	3.00:1.00

(iv)  Minimum EBITDA.    EBITDA for Greka and its Subsidiaries for the period commencing on the Closing Date and ending on each of the following dates to be less than the amount set forth below for the corresponding period:

Period Ending	Amount
June 30, 2002	$2,000,000
September 30, 2002	$6,100,000
December 31, 2002	$9,500,000
March 31, 2003	$11,700,000

(v)  Maximum Total Debt to EBITDA.    As at June 30, 2003 and on the last day of each fiscal quarter thereafter, a ratio of Total Debt as of each such date to EBITDA for Greka and its Subsidiaries for the 12- month period ending as of each such date of not less than the ratio set forth below for the corresponding fiscal quarter:

Fiscal Quarter Ending	Ratio
June 30, 2003	4.00:1.00
September 30, 2003	3.50:1.00
December 31, 2003 and each fiscal quarter thereafter	3.00:1.00

(vi)  Minimum Crude Run and Crude Oil Production.    (x)  A Crude Run, measured on a month-end basis, equal to at least the number of barrels for the corresponding month specified in Schedule 6.2(t) hereto or (y) crude oil received at the Santa Maria refinery from production by properties owned or leased by Greka, measured on a month-end basis, equal to at least the number of barrels for the corresponding month specified in Schedule 6.2(t); provided, however, that non-compliance with the minimum Crude Run for any one month in any Fiscal Year other than Fiscal Year 2002 shall not be a Default or Event of Default hereunder so long as Greka provides the Collateral Agent with at least 30 days prior notice of any such potential non-compliance.

(u)   Capital Expenditures.    Make Capital Expenditures measured on a Fiscal Year-end basis for the 12-month period ending each Fiscal Year after the date hereof, in excess of the amounts stated on Schedule 6.2(t) for the corresponding types of assets described on Schedule 6.2(t); provided, however, that proceeds from any asset sales permitted under Section 6.2(c) may be used to make Capital Expenditures so long as such proceeds are used within 90 days of any such asset sale.

(v)   Management Compensation.    Increase the salary and bonus of any officer of any Credit Party in any calendar year, except consistent with past practice of such Credit Party.

(w)   Amendments to Certificate of Incorporation and By-Laws.    Authorize, adopt or approve an amendment to the certificate of incorporation or by-laws of any Credit Party, except to increase the number of authorized shares of common stock.

7.     CONDITIONS PRECEDENT

7.1   Conditions Precedent.    The obligation of each Purchaser to purchase the Securities at the Closing pursuant to Section 2.1 hereof, is subject to the condition that such Purchaser shall have received, on the Closing Date, the following, each dated the Closing Date unless otherwise indicated, in form and substance satisfactory to such Purchaser:

(a)  Favorable opinion of Ballad Spahr Andrews & Ingersoll LLP and in-house counsel to the Credit Parties, substantially in the form attached hereto as Exhibit D, it being understood that to the extent that such opinion of counsel to the Credit Parties shall rely upon any other opinion of counsel, each such other opinion shall be in form and substance reasonably satisfactory to the Purchasers and shall provide that Purchasers may rely thereon.

(b)  Resolutions of the Board of Directors of each Credit Party, certified by the Secretary or Assistant Secretary of such Credit Party, as of the Closing Date, to be duly adopted and in full force and effect on such date, authorizing (i) the consummation of each of the transactions contemplated by this Agreement and (ii) specific officers to execute and deliver this Agreement and each other Transaction Document to which it is a party.

(c)  Governmental certificates, dated the most recent practicable date prior to the Closing Date, with telegram updates where available, showing that each Credit Party is organized and in good standing in the state of its organization, and is qualified as a foreign corporation and in good standing in all other jurisdictions in which it is qualified to transact business.

(d)  A copy of the certificate of incorporation and all amendments thereto of each Credit Party, certified as of a recent date by the Secretary of State of the state of its organization, and copies of each Credit Party’s by-laws, certified by the Secretary or Assistant Secretary of such Credit Party as true and correct as of the Closing Date.

(e)  Each of the Notes and Warrants duly executed by Greka.

(f)  Each of the Collateral Documents, duly executed by the parties thereto.

(g)  UCC-1 financing statements reflecting each Credit Party as the debtor in favor of Collateral Agent for the benefit of the Purchasers, in form and substance satisfactory to the Purchasers.

(h)  Certificates of the Secretary or an Assistant Secretary of each Credit Party, dated the Closing Date, as to the incumbency and signatures of the officers of such Credit Party executing this Agreement, the Securities, each other Transaction Document to which it is a party and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such Secretary or Assistant Secretary.

(i)  Certificate of the President of each Credit Party, dated the Closing Date, stating that all of the representations and warranties of such Credit Party contained herein or in the other Transaction Documents are true and correct on and as of the Closing Date as if made on such date and that no breach of any covenant contained in Section V has occurred or would result from the Closing hereunder.

7.2   Additional Conditions.    The obligation of each Purchaser to purchase the Securities at the Closing pursuant to Section 2.1 is subject to the additional conditions precedent that:

(a)  Such Purchaser shall have received evidence that the insurance policies provided for in Section 5.22 are in full force and effect, certified by the insurer thereof.

(b)  Such Purchaser shall have received a copy of an amendment to the GMAC Loan Agreement duly executed by Greka, the Guarantors party thereto and the lenders party thereto and UCC-3 termination statements and mortgage release documents terminating Liens in and to the First Priority Collateral, each in form and substance satisfactory to such Purchaser, in its sole discretion, and no default or event of default shall be continuing under any agreements governing the GMAC Debt.

(c)  The Credit Parties shall have paid the Closing Fee and all fees required to be paid by them pursuant to Section 12.2 hereof for which the Credit Parties shall have received an invoice on or prior to the Closing Date.

(d)  Except as disclosed pursuant to Section 5.18 hereof, there shall not have occurred any event or condition since December 31, 2001 which could have a Material Adverse Effect.

(e)  All of the representations and warranties of Company contained herein or in the other Transaction Documents shall be true and correct on and as of the Closing Date as if made on such date and no breach of any covenant contained in Section V and no Default or Event of Default shall have occurred or would result from the Closing hereunder.

(f)  All required consents and approvals from any third parties to consummate the transactions contemplated hereby, including pursuant to the GMAC Loan Agreement, shall have been obtained.

(g)  The Closing shall have occurred no later than June     , 2002.

(h)  Such Purchaser shall have received a certified copy of the Vintage Acquisition Agreement and related documents, and the transactions contemplated by the Vintage Acquisition Agreement shall have been consummated in accordance with the terms thereof without any amendments or waivers unless consented to by the Purchasers. Such Purchaser shall also have received a copy of the Vintage Note and a related subordination agreement duly executed by the parties thereto and such Vintage Note and subordination agreement shall be in form and substance satisfactory to such Purchaser, in its sole discretion.

8.     EVENTS OF DEFAULT; RIGHTS AND REMEDIES

8.1   Events of Default.    The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder and under the Notes:

(a)  Any Credit Party fails to make any payment of principal of, or interest on or any other amount owing in respect of, any Note, or any of the other Obligations, including pursuant to Section 2.4, when due and payable or declared due and payable which, other than principal (which shall constitute an immediate Event of Default), shall have remained unremedied for a period of 10 days.

(b)  Any Credit Party fails or neglects to perform, keep or observe any of the provisions of Section 6.2 or Section 6.1(b) hereof.

(c)  Any Credit Party fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents, and the same shall remain unremedied for a period of 30 days after the Credit Parties shall receive written notice of any such failure from the Purchasers.

(d)  A default shall occur under any other agreement, document or instrument to which any Credit Party is a party or by which any Credit Party or any of their property is bound (after giving effect to any applicable notice or cure periods), and such default (i) involves the failure to make any payment (whether of principal, interest or otherwise) due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Indebtedness of any Credit Party in an aggregate amount exceeding $250,000, or (ii) causes (or permits any holder of such Indebtedness or a trustee to cause) such Indebtedness or a portion thereof in an aggregate amount exceeding $250,000, to become due prior to its stated maturity or prior to its regularly scheduled dates of payment.

(e)  Any representation or warranty herein or in any Loan Document or in any written statement pursuant thereto or hereto, report, financial statement or certificate made or delivered to Purchasers by any Credit Party pursuant hereto or thereto is untrue or incorrect in any material respect, as of the date when made.

(f)  Any of the assets of any Credit Party shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Credit Party and shall remain unstayed or undismissed for 60 consecutive days; or any Credit Party shall have concealed, removed or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them or made or suffered a transfer of any of its property or the incurring of an obligation which may be fraudulent under any bankruptcy, fraudulent conveyance or other similar law.

(g)  A case or proceeding shall have been commenced against any Credit Party in a court having competent jurisdiction seeking a decree or order in respect of any Credit Party (i) under title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of any Credit Party of any substantial part of its or their properties, or (iii) ordering the winding-up or liquidation of the affairs of any Credit Party and such case or proceeding shall remain undismissed or unstayed for 60 consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding.

(h)  Any Credit Party (i) files a petition seeking relief under title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consents to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of any Credit Party of any substantial part of its properties, (iii) fails generally to pay its debts as such debts become due, or (iv) takes any corporate action in furtherance of any such action.

(i)  Final judgment or judgments (after the expiration of all times to appeal therefrom) for the payment of money in excess of $500,000 in the aggregate shall be rendered against any Credit Party and the same shall not be (i) fully covered by insurance, or (ii) vacated, stayed, bonded, paid or discharged for a period of 30 days.

(j)  With respect to any Plan, a prohibited transaction within the meaning of Section 4975 of the IRC or Section 406 of ERISA occurs which in the reasonable determination of the Required Holders could result in direct or indirect liability to any Credit Party, (ii) with respect to any Title IV Plan, the filing of a notice to voluntarily terminate any such plan in a distress termination, (iii) with respect to any Multiemployer Plan, any Credit Party or any ERISA Affiliate shall incur any Withdrawal Liability, (iv) with respect to any Pension Plan subject to Section 412 of the Code or Section 302 of ERISA, any Credit Party or any ERISA Affiliate shall incur an accumulated funding deficiency or request a funding waiver from the IRS, or (v) with respect to any Title IV Plan or Multiemployer Plan which has an ERISA Event not described in clauses (ii)-(iv) hereof, in the reasonable determination of the Agent there is a reasonable likelihood for termination of any such plan by the PBGC; provided, however, that the events listed in clauses (i)-(v) hereof shall constitute Events of Default only if the liability, deficiency or waiver request of any Credit Party or any ERISA Affiliate, whether or not assessed, exceeds $500,000 in any case set forth in (i)-(v) above, or exceeds $500,000 in the aggregate for all such cases.

8.2   Remedies.    If any Event of Default specified in Section 8.1 shall have occurred and be continuing, the Required Holders may, without notice, declare all Obligations to be forthwith due and payable, whereupon all such Obligations shall become and be due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Greka; provided, however, that in the case of an Event of Default specified in Section 8.1(a), holders of at least 7.5% of the Senior Notes, upon 30 days notice to the Collateral Agent, may declare all Obligations with respect to the Senior Notes immediately due and payable; provided further, however, that upon the occurrence of an Event of Default specified in Section 8.1(f), (g) or (h) hereof, all Obligations shall become due and payable without declaration, notice or demand by any Purchaser.

Any Purchaser may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in its best interests, including any action (or the failure to act) pursuant to the Loan Documents.

8.3   Waivers by the Credit Parties.    Except as otherwise provided for in this Agreement and applicable law, the Credit Parties waive (i) presentment, demand and protest and notice of presentment, dishonor notice of intent to accelerate and notice of acceleration, (ii) all rights to notice and a hearing prior to the Senior Purchasers’ or Subordinated Purchasers’ taking possession or control of, or to the Senior Purchasers’ or Subordinated Purchasers’ replevy, attachment or levy upon, any collateral securing the Obligations or any bond or security which might be required by any court prior to allowing such Purchasers to exercise any of their remedies, and (iii) the benefit of all valuation, appraisal and exemption laws. The Credit Parties acknowledge that they has been advised by counsel of their choice with respect to this Agreement, the other Loan Documents and the transactions evidenced by this Agreement and the other Loan Documents.

8.4   Right of Set-Off.    Upon the occurrence and during the continuance of any Event of Default, each Purchaser, with the prior consent of the Collateral Agent, is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Purchaser to or for the credit or the account of Greka against any and all of the obligations of Greka now or hereafter existing under this Agreement and the Notes held by Purchaser irrespective of whether or not such Purchaser shall have made any demand under this Agreement or any Note and although such obligations may be unmatured. Each Purchaser agrees promptly to notify Greka after any such set-off and application made by such Purchaser; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Purchasers under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Purchasers may have.

9.     SUBORDINATION

9.1   Note Subordinated to Senior Debt.    The Credit Parties covenant and agree, and the Subordinated Purchasers and any other holder of the Senior Subordinated Notes (Subordinated Purchasers and such holders being hereinafter referred to collectively as “Holder”) by its acceptance thereof likewise covenants and agrees, that all payments of the principal of and interest on the Senior Subordinated Notes and all other Obligations of the Credit Parties with respect to the Senior Subordinated Notes (collectively the “Subordinated Debt”) shall be subordinated in accordance with the provisions of this Section 9 to the prior payment in full of all Senior Debt. For purposes of this Section 9, the term “Senior Debt” shall mean all principal of and premium, if any, and interest on, and all other amounts owing in respect of the Senior Notes now or hereafter outstanding (including interest accruing at the rate provided for herein applicable to Senior Notes after the commencement of any proceedings of the type referred to in Section 9.2(a) hereof, whether or not an allowed claim in such proceeding)

and all expenses, fees, reimbursements, indemnities and other amounts owing pursuant to the Senior Notes, to the extent permitted to be incurred pursuant hereto.

9.2   Priority and Payment Over of Proceeds in Certain Events.

(a)  Subordination on Dissolution, Liquidation or Reorganization of Company.    Upon payment or distribution of assets or securities of any Credit Party of any kind or character, whether in cash, property or securities, upon any dissolution or winding up or total or partial liquidation or reorganization of any Credit Party, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of any Credit Party, all Senior Debt shall first be paid in full in cash, or payment provided for in cash or cash equivalents in a manner satisfactory to the holders of Senior Debt, before any direct or indirect payments or distributions, including, without limitation, by exercise of set-off, of any cash, property or securities on account of principal of (or premium, if any) or interest on the Senior Subordinated Notes and to that end the holders of Senior Debt shall be entitled to receive (pro rata on the basis of the respective amounts of Senior Debt held by them) directly, for application to the payment thereof (to the extent necessary to pay all Senior Debt in full after giving effect to any substantially concurrent payment or distribution to or provision for payment to the holders of such Senior Debt), any payment or distribution of any kind or character, whether in cash, property or securities, in respect of the Subordinated Debt, except that the holders of the Senior Subordinated Notes may receive and retain equity securities of any Credit Party or debt securities of any Credit Party that are subordinated to Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Senior Subordinated Notes are subordinated to the Senior Debt pursuant to this Section 9. The holders of Senior Debt are hereby authorized to file an appropriate claim for and on behalf of the Holders if they or any of them do not file, and there is not otherwise filed on behalf of the Holders, a proper claim or proof of claim in the form required in any such proceeding prior to 30 days before the expiration of the time to file such claim or claims.

(b)  Subordination Upon Acceleration of Senior Debt.    No direct or indirect payment by or on behalf of any Credit Party of principal of (premium, if any), or interest on, the Subordinated Debt shall be made, upon acceleration of the Senior Notes or on the Maturity Date, until the Senior Debt has been paid in full.

(c)  Rights and Obligations of Holders.

(1)  In the event that, notwithstanding the foregoing provision prohibiting such payment or distribution, the Holders shall have received any payment on account of the Subordinated Debt at a time when such payment is prohibited by such provision before the Senior Debt is paid in full, then and in such event, such payment or distribution shall be received and held in trust by the Holders apart from their other assets and paid over or delivered to the holders of the Senior Debt remaining unpaid to the extent necessary to pay in full in cash the principal of (premium, if any), and interest on, such Senior Debt in accordance with its terms and after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

(2)  Nothing contained in this Section 9 will limit the right of the Holders of Subordinated Debt to take any action to accelerate the maturity of the Subordinated Debt pursuant to Section 8.2 hereof, provided, however, that all Senior Debt then due or thereafter declared to be due shall first be paid in full before the Holders are entitled to receive any payment from any Credit Party of principal of, or interest on, the Senior Subordinated Notes.

(3)  Upon any payment or distribution of assets or securities referred to in this Section 9, the Holders shall be entitled to rely upon any order or decree of a court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, and upon a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other person making any such payment or distribution, delivered to the Holders for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of Senior Debt and other Indebtedness of any Credit Party, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 9.

9.3   Rights of Holders of Senior Debt Not To Be Impaired.    No right of any present or future holder of any Senior Debt to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act by any such holder, or by any noncompliance by any Credit Party with the terms and provisions and covenants herein regardless of any knowledge thereof such holder may have or otherwise be charged with.

The provisions of this Section 9 are intended to be for the benefit of, and shall be enforceable directly by, the holders of the Senior Debt. Each Credit Party and each Holder of a Senior Subordinated Note, by its acceptance thereof, acknowledges that the holders of the Senior Debt are relying upon the provisions of this Section 9 in extending such Senior Debt.

9.4   Subrogation.    Upon the payment in full of all Senior Debt, the Holders shall be subrogated to the extent of the payments or distributions made to the holders of, or otherwise applied to payment of, the Senior Debt pursuant to the provisions of this Section 9 and to the rights of the holders of Senior Debt to receive payments or distributions of assets of Company made on the Senior Debt until the Senior Subordinated Notes shall be paid in full; and for the purposes of such subrogation, no payments or distributions to holders of Senior Debt of any cash, property or securities to which Holders of the Senior Subordinated Notes would be entitled except for the provisions of this Section 9, no payment over pursuant to the provisions of this Section 9 to holders of Senior Debt by the Holders, shall, as between any Credit Party, its creditors other than holders of Senior Debt and the Holders, be deemed to be payment by such Credit Party to or on account of Senior Debt, it being understood that the provisions of this Section 9 are solely for the purpose of defining the relative rights of the holders of Senior Debt, on the one hand, and the Holders, on the other hand.

If any payment or distribution to which the Holders would otherwise have been entitled but for the provisions of this Section 9 shall have been applied, pursuant to the provisions of this Section 9, to the payment of Senior Debt, then and in such case, the Holders shall be entitled to receive from the holders of Senior Debt at the time outstanding any payments or distributions received by such holders of Senior Debt in excess of the amount sufficient to pay all Senior Debt in full.

9.5   Obligations of Company Unconditional.    Nothing contained in this Section 9 or elsewhere in this Agreement or in the Senior Subordinated Notes is intended to or shall impair, as between any Credit Party and the Holders, the obligations of such Credit Party, which are absolute and unconditional, to pay to the Holders the principal of (premium, if any), and interest on, the Senior Subordinated Notes as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders and creditors of any Credit Party other than the holders of the Senior Debt, nor shall anything herein or therein prevent any Holder from exercising all remedies otherwise permitted by applicable law upon the occurrence of a Default or Event of Default under this Agreement, subject to the rights, if any, under this Section 9 of the holders of Senior Debt in respect of cash, property or securities of any Credit Party received upon the exercise of any such remedy.

The failure to make a payment on account of principal of, or interest on, the Senior Subordinated Notes by reason of any provision of this Section 9 shall not be construed as preventing the occurrence of a Default or an Event of Default hereunder.

9.6   Notice to Holders.    Greka shall give prompt written notice to each Holder of any fact known to any Credit Party which would prohibit the making of any payment on or in respect of the Senior Subordinated Notes, but failure to give such notice shall not affect the subordination of the Subordinated Debt to the Senior Debt provided in this Section 9. Notwithstanding the provisions of this Section 9 or any other provision of this Agreement or the Senior Subordinated Notes, no Holder shall be charged with knowledge of the existence of any facts which would prohibit the making of any payment to or in respect of the Senior Subordinated Notes, unless and until the Holders shall have received written notice thereof from Greka or a representative of or holder of Senior Debt, and, prior to the receipt of any such written notice, subject to the provisions of this Section 9, the Holders shall be entitled in all respects to assume no such facts exist. Nothing contained in this Section 9.6 shall limit the right of the holders of Senior Debt to recover payments as contemplated by 9.1 and 9.2

9.7   Right of Any Holder as Holder of Senior Debt.    Any Holder in its individual capacity shall be entitled to all the rights set forth in this Section 9 with respect to any Senior Debt which may at any time be held by it, to the same extent as any other holder of Senior Debt, and nothing in this Agreement shall deprive such Holder of any of its rights as such holder.

9.8   Reinstatement.    The provisions of this Section 9 shall continue to be effective or be reinstated, and the Senior Debt shall not be deemed to be paid in full, as the case may be, if at any time any payment of any of the Senior Debt is rescinded or must otherwise be returned by the holder thereof upon the insolvency, bankruptcy or reorganization of any Credit Party or otherwise, all as though such payment had not been made.

10.     INDEMNIFICATION

Each Credit Party agrees to indemnify and hold harmless each Purchaser, the Collateral Agent and their Affiliates and their respective officers, directors and employees from and against any losses, liabilities, obligations, damages, penalties, actions, proceedings, judgments, suits, claims, costs, fees, expenses and disbursements (including, without limitation, reasonable attorneys’ fees and disbursements) of any kind (“Losses”) which may be imposed upon, incurred by or asserted against such Purchaser, Collateral Agent or such other indemnified Persons as a result of such Purchaser or Collateral Agent having entered into this Agreement or any of the other Loan Documents or relating to or arising out of any untrue representation, breach of warranty or failure to perform any covenants or agreement by any Credit Party contained herein or in any certificate or document delivered pursuant hereto or arising out of, under or pursuant to any Environmental Law applicable to any Credit Party or its Subsidiaries or any Hazardous Materials located at, on, under, or Released from any Facility or by any Credit Party or any of its Subsidiaries or otherwise relating to or arising out of the transactions contemplated hereby; provided, however, that Greka shall not be liable for such indemnification to such indemnified Person to the extent that any such Losses result from such indemnified Person’s gross negligence or willful misconduct.

11.     COLLATERAL AGENT

11.1   Collateral Agency Provisions.    (a)  Appointment. Guggenheim Investment Management, LLC is hereby appointed to act on behalf of all the Purchasers as the Collateral Agent under this Agreement, and the other Loan Documents. The provisions of this Section 11.1 are solely for the benefit of the Collateral Agent and such Purchasers, and no Credit Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Collateral Agent shall act solely as an agent of the respective Purchasers and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any other Person. The Collateral Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement. The duties of the Collateral Agent shall be mechanical and administrative in nature and the Collateral Agent shall not have, or be deemed to have, by reason of this Agreement or otherwise a fiduciary relationship in respect of any Purchaser. The Purchasers hereby authorize the Collateral Agent to execute the Intercreditor Agreement, dated as of the date hereof, with Vintage Petroleum California, Inc., the Subordination Agreement, dated as of the date hereof, with GMAC Commercial Credit Corporation and the Mortgagee Waiver, dated as of the date hereof, with GMAC

Commercial Credit Corporation, each in substantially the same form and substance as previously delivered to the Purchasers.

(b)  Actions.    If the Collateral Agent shall request instructions from the Required Holders or all Purchasers affected thereby with respect to any act or action (including failure to act) in connection with this Agreement, then the Collateral Agent shall be entitled to refrain from such act or taking such action unless and until the Collateral Agent shall have received instructions from the Required Holders or all Purchasers affected thereby, as the case may be, and the Collateral Agent shall not incur liability to any Person by reason of so refraining. The Collateral Agent shall be fully justified in failing or refusing to take any action hereunder (a) if such action would, in the opinion of the Collateral Agent, be contrary to law or the terms of this Agreement, (b) if such action would, in the opinion of the Collateral Agent, expose the Collateral Agent to any liability or (c) if the Collateral Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Purchaser shall have any right of action whatsoever against the Collateral Agent as a result of the Collateral Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Holders or all affected Purchasers, as applicable.

(c)  Collateral Agent’s Reliance. etc.    Neither the Collateral Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for damages caused by its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Collateral Agent: (i) may treat the payee of any Note as the holder thereof until the Collateral Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Collateral Agent; (ii) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Purchaser and shall not be responsible to any Purchaser for any statements, warranties or representations made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Credit Party or to inspect the Collateral including the books and records of any Credit Party; (v) shall not be responsible to any Purchaser for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

(d)  Purchaser Credit Decisions.    Each Purchaser acknowledges that it has, independently and without reliance upon the Collateral Agent or any other Purchaser and based on such financial statements and other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement. Each Purchaser also acknowledges that it will, independently and without reliance upon the Collateral Agent or any other Purchaser and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Purchaser acknowledges the potential conflict of interest of each other Purchaser as a result of the Purchasers holding disproportionate interests in the Notes, and expressly consents to, and waives any claim based upon, such conflict of interest.

(e)  Successor Collateral Agent.    The Collateral Agent may resign at any time by giving not less than 30 days’ prior written notice thereof to the Purchasers and Greka. Upon any such resignation, the Required Holders shall have the right to appoint a successor Collateral Agent. If no successor Collateral Agent shall have been so appointed by the Required Holders and shall have accepted such appointment within 30 days after the resigning Collateral Agent’s giving notice of resignation, then the resigning Collateral Agent may, on behalf of the Purchasers, appoint a successor Collateral Agent, which shall be a Purchaser, if a Purchaser is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000. If no successor Collateral Agent has been appointed pursuant to the foregoing by the 30th day after the date such notice of resignation was given by the resigning Collateral Agent, such resignation shall become effective and the Required Holders shall thereafter perform all the duties of the Collateral Agent hereunder until such time, if any, as the Required Holders appoint a successor Collateral Agent as provided above. Prior to the occurrence and continuation of an Event of Default any successor Collateral Agent appointed by the Collateral Agent or the Required Holders shall be subject to the prior approval of Greka, such approval not to be unreasonably withheld or delayed. Upon the acceptance of any appointment as the Collateral Agent hereunder by a successor Collateral Agent, such successor Collateral Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Collateral Agent. Upon the earlier of the acceptance of any appointment as the Collateral Agent hereunder by a successor Collateral Agent or the effective date of the resigning Collateral Agent’s resignation, the resigning Collateral Agent shall be discharged from its duties and obligations under this Agreement, except that any indemnity rights or other rights in favor of such resigning Collateral Agent shall continue. After any resigning Collateral Agent’s resignation hereunder, the provisions of this Section 11.1 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Agreement.

(f)  Indemnification by the Purchasers.    The Purchasers agree to indemnify the Collateral Agent (to the extent the Collateral Agent is not reimbursed by the Credit Parties and without limiting the obligations of Greka hereunder), ratably on a pro rata basis based on the principal amount outstanding under the Notes from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Collateral Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by the Collateral Agent in connection therewith; provided,however, that no Purchaser shall be liable to the extent it is finally judicially determined that such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements arose primarily from the Collateral Agent’s gross negligence or willful misconduct.

12.     MISCELLANEOUS

12.1   Complete Agreement; Modification of Agreement; Sale of Interest.    (a) The Transaction Documents constitute the complete agreement between the parties with respect to the subject matter hereof and thereof, supercede any previous agreement or understanding between them relating hereto or thereto and may not be modified, altered or amended except as provided therein, or in the case of the Loan Documents by an agreement in writing signed by the Credit Parties and the Purchasers in accordance with Section 12.1(d) hereof. The Credit Parties may not sell, assign or transfer any of the Loan Documents or any portion thereof, including, without limitation, their rights, title, interests, remedies, powers and duties hereunder or thereunder. The Credit Parties hereby consent to any Purchaser’s sale of participations, assignment, transfer or other disposition, at any time or times, of any of the Loan Documents or of any portion thereof or interest therein, including, without limitation, such Purchaser’s rights, title, interests, remedies, powers or duties thereunder, whether evidenced by a writing or not.

(b) In the event any Purchaser assigns or otherwise transfers all or any part of any of the Notes, Greka shall, upon the request of such Purchaser issue new Notes to effectuate such assignment or transfer.

(c) Any Purchaser may sell, assign, transfer or negotiate to one or more other lenders, commercial banks, insurance companies, other financial institutions or any other Person acceptable to such Purchaser all or a portion of its rights and obligations under the Notes held by such Purchaser and this Agreement; provided, however, that acceptance of such assignment by any assignee shall constitute the agreement of such assignee to be bound by the terms of this Agreement applicable to such Purchaser; provided further, however, the Purchasers may not assign any interest in the Notes to any Person who is in the oil and gas business without Greka’s prior consent, not to be unreasonably withheld, except that such consent shall not be required if an Event of Default has occurred and is continuing. From and after the effective date of such an assignment, (x) the assignees thereunder shall, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such assignment and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such assignment, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an assignment and acceptance covering all or the remaining portion of an assignor’s rights and obligations under this Agreement, such assignor shall cease to be a party hereto).

(d) No amendment or waiver of any provision of this Agreement, any Note or any other Loan Document, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Holders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each holder of a Note affected thereby do any of the following: (i) subject such holder to any additional obligations, (ii) reduce the principal of, or interest on, any Note or other amounts payable hereunder or release or discharge any Credit Party from its obligations to make such payments, (iii) postpone any date fixed for any payment of principal of, or interest on, any Note or other amounts payable hereunder, (iv) change the aggregate unpaid principal amount of any Note, or the number of holders thereof, which shall be required for such holders or any of them to take any action hereunder, or (v) amend this Section 12.1(d).

12.2   Fees and Expenses.    The Credit Parties shall pay all reasonable out-of-pocket costs, fees and expenses of each of the Purchasers and the Collateral Agent in connection with the preparation of the Transaction Documents and the transactions contemplated thereby, including, without limitation, all reasonable legal fees and expenses of Weil, Gotshal & Manges LLP, counsel to the Purchasers and the Collateral Agent, and any other local counsel. If, at any time or times, regardless of the existence of an Event of Default (except with respect to paragraph (iii) below, which shall be subject to an Event of Default having occurred and be continuing), the Required Holders or, in the case of paragraphs (ii) or (iii) below, any Purchaser, shall employ counsel or other advisors for advice or other representation or shall incur reasonable legal or other costs and expenses in connection with:

(i)  any amendment, modification or waiver, or consent with respect to, any of the Loan Documents or advice in connection with the administration of the loans made pursuant hereto or its rights hereunder or thereunder;

(ii)  any litigation, contest, dispute, suit, proceeding or action (whether instituted by such Purchaser, any Credit Party, any Subsidiary of such Credit Party or any other Person) in any way relating to any of the Loan Documents or any other agreements to be executed or delivered in connection herewith; or

(iii)  any attempt to enforce any rights of such Purchaser against any Credit Party, any of its Subsidiaries or any other Person, that may be obligated to such Purchaser by virtue of any of the Loan Documents;

then, and in any such event, the reasonable attorneys’ and other parties’ fees arising from such services, including those of any appellate proceedings, and all expenses, costs,

charges and other fees incurred by such counsel and others in any way or respect arising in connection with or relating to any of the events or actions described in this Section shall be payable, on demand, by the Credit Parties to such Purchaser and shall be additional Obligations under this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: paralegal fees, costs and expenses; accountants’ and investment bankers’ fees, costs and expenses; court costs and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram charges; secretarial overtime charges; expenses for travel, lodging and food paid or incurred in connection with the performance of such legal services; and costs and expenses of the Collateral Agent.

12.3   No Waiver by Purchaser.    Any Purchaser’s failure, at any time or times, to require strict performance by any Credit Party of any provision of this Agreement and any of the other Loan Documents shall not waive, affect or diminish any right of such Purchaser thereafter to demand strict compliance and performance therewith. Any suspension or waiver by such Purchaser of an Event of Default by any Credit Party under the Loan Documents shall not suspend, waive or affect any other Event of Default by any Credit Party under this Agreement and any of the other Loan Documents whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this Agreement or any of the other Loan Documents and no Event of Default by any Credit Party under this Agreement and no defaults by any Credit Party under any of the other Loan Documents shall be deemed to have been suspended or waived by any Purchaser, unless such suspension or waiver is by an instrument in writing signed by an officer of such Purchaser and the Required Holders and directed to any Credit Party specifying such suspension or waiver.

12.4   Remedies.    Each Purchaser’s rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which such Purchaser may have under any other agreement, including without limitation, the Loan Documents, the other Transaction Documents, by operation of law or otherwise.

12.5   Waiver of Jury Trial.    The parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights under the Transaction Documents.

12.6   Severability.    Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.7   Binding Effect; Benefits.    This Agreement and the other Transaction Documents shall be binding upon, and inure to the benefit of, the successors of each Credit Party and each Purchaser and the assigns, transferees and endorsees of each Purchaser.

12.8   Conflict of Terms.    Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

12.9   Governing Law.    Except as otherwise expressly provided in any of the Transaction Documents, in all respects, including all matters of construction, validity and performance, this Agreement and the Obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws, and any applicable laws of the United States of America. Each Purchaser and each Credit Party agree to submit to personal jurisdiction and to waive any objection as to venue in the federal or New York State courts located in the County of New York, State of New York. Service of process on Purchaser or Company in any action arising out of or relating to any of the Transaction Documents shall be effective if mailed to such party at the address listed in Section 12.10 hereof. Nothing herein shall preclude any Purchaser or any Credit Party from bringing suit or taking other legal action in any other jurisdiction.

12.10   Notices.    Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by another, or whenever any of the parties desires to give or serve upon another any such communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and either shall be delivered in person with receipt acknowledged or by registered or certified mail, return receipt requested, postage prepaid, or by telecopy and confirmed by telecopy answerback addressed to the respective party hereto at the address indicated for such party on Schedule A and Schedule B; provided, however, any party may substitute such other address by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, telecopied and confirmed by telecopy answerback, or three (3) business days after the same shall have been deposited with the United States mail. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

12.11   Survival.    The representations and warranties of the Credit Parties in this Agreement shall survive the execution, delivery and acceptance hereof by the parties hereto and the closing of the transactions described herein or related hereto.

12.12   Section and Other Headings.    The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

12.13   Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

12.14   Publicity.    Neither any Credit Party nor its Subsidiaries nor any Purchaser shall issue any press release or make any public disclosure regarding the transactions contemplated hereby unless such press release or public disclosure is approved by the other parties hereto in advance. Notwithstanding the foregoing, each of the parties hereto may, in documents required to be filed by it with the SEC or other regulatory bodies, make such statements with respect to the transactions contemplated hereby as each may be advised by counsel is legally necessary or advisable, and may make such disclosure as it is advised by its counsel is required by law, subject to advance notice to the Purchasers.

12.15   Confidentiality.    Each of the Credit Parties and Purchasers agrees to keep confidential and not to disclose to or use for the benefit of any third party the terms of this Agreement or any other information which at any time is communicated by any other party hereto as being confidential without the prior written approval of such other party; provided, however, that this provision shall not apply to (a) information which, at the time of disclosure, is already part of the public domain (except by breach of this Agreement), (b) information which is required to be disclosed by law (including, without limitation, pursuant to Item 10 of Rule 601 of Regulation S-K under the Securities Act and the Exchange Act) and (c) any disclosure of information to assignees or prospective assignees of any Notes or Warrants or to participants or prospective participants in any Notes or Warrants.

IN WITNESS WHEREOF, the Credit Parties and the Purchasers have executed this Agreement as of the day and year first above written.

Borrower:

GREKA ENERGY CORPORATION

By:	/s/ RANDEEP S. GREWAL
Randeep S. Grewal
President, Chief Executive Officer and Chairman

Guarantors:

GREKA INTEGRATED, INC.

By:	/s/ RANDEEP S. GREWAL
Randeep S. Grewal
President, Chief Executive Officer and Chairman

GREKA REALTY, INC.

By:	/s/ RANDEEP S. GREWAL
Randeep S. Grewal
President, Chief Executive Officer and Chairman

GREKA SMV, INC.

By:	/s/ RANDEEP S. GREWAL
Randeep S. Grewal
President, Chief Executive Officer and Chairman

SABA PETROLEUM COMPANY

By:	/s/ RANDEEP S. GREWAL
Randeep S. Grewal
President, Chief Executive Officer and Chairman

SABA PETROLEUM, INC.

By:	/s/ RANDEEP S. GREWAL
Randeep S. Grewal
President, Chief Executive Officer and Chairman

SANTA MARIA REFINING COMPANY

By:	/S/ RANDEEP S. GREWAL
Randeep S. Grewal
President, Chief Executive Officer and Chairman

Purchasers:

NORTH AMERICAN COMPANY FOR LIFE AND HEALTH INSURANCE

By:	/s/ TODD L. BOEHLY
Todd L. Boehly
Managing Director

MIDLAND NATIONAL LIFE INSURANCE COMPANY

By:	/s/ TODD L. BOEHLY
Todd L. Boehly Managing Director

HIGHBRIDGE/ZWIRN SPECIAL OPPORTUNITIES FUND, L.P.

By:	HIGHBRIDGE/ZWIRN CAPITAL MANAGEMENT, LLC

By:	/s/ DANIEL B. ZWIRN
Daniel B. Zwirn Managing Principal

Collateral Agent:

GUGGENHEIM INVESTMENT MANAGEMENT, LLC

By:	/s/ TODD L. BOEHLY
Todd L. Boehly Managing Director